UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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[ ]	Definitive Additional Materials
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NOVAGOLD RESOURCES INC.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notice Of

Annual Meeting

Of Shareholders

&

Management

Information Circular

MEETING TO BE HELD MAY 14, 2015

NOVAGOLD RESOURCES INC.

CORPORATE OFFICE Suite 720 – 789 West Pender Street Vancouver, British Columbia Canada V6C 1H2 Tel: 604-669-6227 or 866-669-6227 Fax: 604-669-6272	MANAGEMENT OFFICE 201 South Main Street, Suite 400 Salt Lake City, Utah USA 84111 Tel: 801-639-0511 Fax: 801-649-0509
Website: www.novagold.com

Dated March 24, 2015

Chairman’s Letter to Shareholders

Dear Shareholder,

I am pleased to invite you to NOVAGOLD’s 2015 Annual Meeting of Shareholders.

Please read this Circular as it contains important information about the meeting, who is eligible to vote, how to vote, the nominated directors, our governance practices, and compensation of our executives and directors.

During 2014, the Company continued to make meaningful progress in implementing its business plan which focuses on advancing the Donlin Gold project through the permitting process to a construction decision and adding value to the Galore Creek project so that the Company’s interest in that asset can be monetized when market conditions are favorable.  Because both Donlin Gold and Galore Creek are in the development stage, the Company is not able to use typical operating company metrics (e.g., revenues, costs, production, net income) to evaluate and describe its accomplishments during the year.  Summarized below are the Company’s and the Board’s achievements during 2014 and our goals for 2015.  Along with the rest of the Board and management, I hope you will attend the Company’s annual meeting of shareholders where additional detail will be presented and you will have the opportunity to ask questions regarding the Company.

2014 Board Achievements

•
Diversity Policy – consistent with the objective of ensuring gender diversity, the Board considered and integrated into the terms of reference for the Corporate Governance and Nominations Committee a requirement that for every open Board position at least one-half of the candidates recommended by the Committee for consideration by the Board shall be female. See the discussion at Board Diversity and Tenure, page 61 of the Circular.

•
Insider Trading Policy – the Board adopted an Insider Trading Policy applicable to all Directors and employees which prohibits Directors and employees from trading in the Company’s securities during blackout periods and while in possession of material, non-public information about the Company. See the discussion at Insider Trading Policy, page 63 of the Circular.

•
Board Assessment Process – the Board, with the assistance of outside counsel, assessed the organization, management, and function of the Board. After review of the assessment results and thorough discussion, the Directors uniformly and strongly expressed their confidence in the composition, organization, operation, and effectiveness of the Board. See the discussion at Assessments, page 64 of the Circular.

•
Equity Plan Approvals – reflecting the company’s desire to preserve capital and tie executive compensation to long-term shareholder interests, the Board proposed and the shareholders at last year’s annual meeting approved the amendment and restatement of the Company's Stock Award Plan (170,223,272 or 91.72% For and 15,357,380 or 8.28% Against), Performance Share Unit Plan (172,330,686 or 92.86% For and 13,252,170 or 7.14% Against), and Deferred Share Unit Plan (181,054,749 or 97.57% For and 4,512,919 or 2.43% Against). The Company’s compensation program is described in the Compensation Discussion & Analysis that begins on page 26 of the Circular.

2014 Company Achievements/Successes

•	Safety continues to be a top priority – and we are pleased that no lost time incidents occurred at any location during 2014.
•	Donlin Gold NEPA and Alaska permitting processes advanced as planned.
•	The Surface Use Agreement with The Kuskokwim Corporation for the Donlin Gold project was extended to cover the life of the mine.
•	Galore Creek mine plan studies were advanced, adding value to our interest in that asset.

•
A unique collaborative agreement between the Company and the National Fish and Wildlife Foundation (“NFWF”), benefitting the Yukon-Kuskokwim Region of Alaska where Donlin Gold is located, was announced.

•	NOVAGOLD and its project operators continued their commitments to earn and sustain the Company’s social license in the communities in which we operate.
•
Through careful management of the funds invested with the Company, cash expenditures in 2014 were 14% under budget at $25.9 million (budget $30 million) and the Company ended the fiscal year with $165.3 million in cash and term deposits. The Company has sufficient working capital to repay the remaining $15.8 million of outstanding convertible notes due in May 2015, advance the Donlin Gold project through permitting and toward a record of decision, as well as to fund technical studies at Galore Creek.

More information on the Company can be found in the Annual Report on Form 10-K which is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

2015 Agenda

In 2015, the Company will continue to implement its business plan while guarding its treasury to positon NOVAGOLD as the gold development company of choice. This will entail a focus on the following key areas:

•	Issuance of Donlin Gold draft EIS and commencement of public hearings and continuing to advance the Donlin Gold project toward a construction decision.

•	Introduction of additional NOVAGOLD/NFWF projects in the Yukon-Kuskokwim Region as we continue the Company’s commitment to uphold strong relationships with all stakeholders.

•	Continue efficient advancement of the Galore Creek project until NOVAGOLD’s interest can be sold at a price that makes sense for the Company and its shareholders.

•	Evaluate opportunities to monetize the value of Galore Creek.

•	Manage our financial resources judiciously to maintain a healthy balance sheet.

The Board and management team wish to thank you for your continued confidence in NOVAGOLD.

Sincerely,

Dr. Thomas S. Kaplan
Chairman of the Board

NOVAGOLD RESOURCES INC.
Suite 720 – 789 West Pender Street
Vancouver, British Columbia
Canada V6C 1H2

201 South Main Street, Suite 400
Salt Lake City, Utah
USA 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Meeting”) of the shareholders (the “Shareholders”) of NOVAGOLD RESOURCES INC. (the “Company”) will be held at The Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia, V6C 2Y9, Canada, on Thursday, May 14, 2015 at 3:00 p.m. (Vancouver time), for the following purposes:

1.
To receive the Annual Report of the Directors of the Company (the “Directors”) containing the consolidated financial statements of the Company for the year ended November 30, 2014, together with the Report of the Auditors thereon;

2.	To elect Directors of the Company for the forthcoming year;

3.	To appoint the Auditors of the Company for the forthcoming year and to authorize the Directors through the Audit Committee to fix the Auditors’ remuneration;

4.	To consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company’s Named Executive Officers; and

5.	To transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The specific details of the matters currently proposed to be put before the Meeting are set forth in the Circular accompanying and forming part of this Notice.

Only Shareholders of record at the close of business on March 20, 2015 are entitled to receive notice of the Meeting and to vote at the Meeting.

To assure your representation at the Meeting, please complete, sign, date and return the proxy that will be delivered to you separately, whether or not you plan to personally attend. Sending your proxy will not prevent you from voting in person at the Meeting. All proxies completed by registered Shareholders must be returned to the Company:

•
by delivering the proxy to the Company’s transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 12, 2015, at 6:00 p.m. Eastern time, (3:00 p.m. Pacific time);

•
by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at  416-263-9524 or 1-866-249-7775 not later than May 12, 2015 at 6:00 p.m. Eastern time, (3:00 p.m. Pacific time); or

Alternatively, a registered Shareholder can vote by proxy online at the following website:  www.envisionreports.com/novagold_2015, or may vote by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, not later than May 12, 2015 at 6:00 p.m. Eastern time (3:00 p.m. Pacific time).

Non-registered Shareholders whose shares are registered in the name of an intermediary should carefully follow voting instructions provided by the intermediary. A more detailed description on returning proxies by non-registered Shareholders can be found on page 2 of the attached Circular.

Kingsdale Shareholder Services (“Kingsdale”) is acting as the Company’s proxy solicitation agent. If you have any questions, please contact Kingsdale, toll free in North America at 1-866-228-8818 or call collect outside North America at 416-867-2272 or by email at contactus@kingsdaleshareholder.com.

DATED at Vancouver, British Columbia, this 24th day of March, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gregory A. Lang
Gregory A. Lang, President and Chief Executive Officer

TABLE OF CONTENTS

MANAGEMENT INFORMATION CIRCULAR	1
INFORMATION REGARDING ORGANIZATION AND CONDUCT OF MEETING	1
Solicitation of Proxies	1
How to Vote	2
Exercise of Proxies	3
Revocation of Proxies	4
Voting Shares and Principal Holders Thereof	4
MATTERS TO BE ACTED UPON AT MEETING	4
Election of Directors	4
Appointment of Auditors	7
Report on Audited Financial Statements	8
Additional Matters to be Acted Upon	8
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS	23
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	26
COMPENSATION DISCUSSION & ANALYSIS	26
Overview	26
Compensation Governance	27
Risk Assessment of Compensation Policies and Practices	28
Statement of Executive Compensation	29
Executive Compensation Philosophy	30
Executive Compensation Objectives and Elements	30
Annual Compensation Decision-Making Process	32
Base Salary	33
Annual Incentive Plan	35
Stock-Based Incentive Plans (Long-Term Incentives)	38
Executive Share Ownership	43
Transition to Current Executive Team – 2012 An Anomaly in Executive Compensation	44
Summary Compensation Table and Company Performance Graph	45
Executive Employment Agreements	46
Termination of Employment or Change of Control – Double Trigger	48
Advisory Vote on Executive Compensation	49
DIRECTOR COMPENSATION	49
Director Compensation Table	50
DSU Plan for Directors	51
Directors’ Share Ownership	52
Incentive Plan Awards	53
Value Vested or Earned During the Year	54
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	55
Equity Compensation Plan Information	55
INDEBTEDNESS OF DIRECTORS AND OFFICERS	56
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	57
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	57
Board of Directors	57
OTHER BUSINESS	65
ADDITIONAL INFORMATION	65
OTHER MATERIAL FACTS	65
SHAREHOLDER PROPOSALS	66

- i -

MANAGEMENT INFORMATION CIRCULAR

INFORMATION REGARDING ORGANIZATION AND CONDUCT OF MEETING

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR (this “Circular”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE MANAGEMENT AND THE BOARD OF DIRECTORS (THE “BOARD OF DIRECTORS” OR THE “BOARD”) OF NOVAGOLD RESOURCES INC. (the “Company”) for use at the Annual Meeting of the Shareholders (the “Shareholders”) of the Company to be held at The Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia, V6C 2Y9, Canada at 3:00 p.m. (Vancouver time) on May 14, 2015 (the “Meeting”) or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.  This Circular was first made available to Shareholders on March 30, 2015.

Solicitation of proxies will primarily be by mail or courier, supplemented by telephone or other personal contact by employees or agents of the Company at nominal cost, and all costs thereof will be paid by the Company. The Company has also retained the services of Kingsdale Shareholder Services (“Kingsdale”) as its proxy solicitation agent to assist the Company in soliciting proxies. The total cost of the solicitation of proxies will be borne by the Company.  The Company will also pay the fees and costs of intermediaries for their services in transmitting proxy related material to non-registered Shareholders (other than objecting beneficial owners) in accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”).  The Company estimates the fees for Kingsdale associated with this year’s proxy solicitation will be C$39,000 plus disbursements.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please contact our proxy solicitation agent, Kingsdale, toll free in North America at 1-866-228-8818, or call collect from outside North America at 416-867-2272, or by email at contactus@kingsdaleshareholder.com.

Notice and Access

The Company uses the “Notice and Access” provisions in securities laws that permit the Company to forego mailing paper copies of this Circular and proxy-related materials to Shareholders and instead make them available for review, print and download via the Internet.  Registered and non-registered Shareholders have received a Notice Package (as defined below), but will not receive a paper copy of this Circular or the proxy-related materials unless they request such documents as described in the Notice Package.

In accordance with the requirements of NI 54-101, the Company has distributed a notice (the “Notice Package”), in the form prescribed by NI 54-101, to the clearing agencies and intermediaries for onward distribution to non-registered Shareholders, of the website location where non-registered Shareholders may access the Notice of Meeting, this Circular and the instrument of proxy (collectively, the “Meeting Materials”).  The Company will not pay for intermediaries to forward the Meeting Materials to objecting beneficial owners (as defined NI 54-101); therefore, objecting beneficial owners will not receive the Notice Package unless their intermediary assumes the costs of delivery.

Intermediaries are required to forward the Notice Package to non-registered Shareholders unless a non-registered Shareholder has waived the right to receive Meeting Materials. Typically, intermediaries will use a service company (such as Broadridge Financial Services Inc. (“Broadridge”)) to forward the Notice Package to non-registered Shareholders.

General

Unless otherwise specified, the information in this Circular is current as at March 18, 2015.  Unless otherwise indicated, all references to “$” or “US$” in this Circular refer to United States dollars.  References to “C$” in this Circular refer to Canadian dollars.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Copies of the Meeting Materials, as well as the Company’s financial statements to be approved at the Meeting and related MD&A, can be obtained under the Company’s profile at www.sedar.com, at www.sec.gov, at www.novagold.com or at www.envisionreports.com/novagold_2015.

Record Date and Quorum

The Board of Directors of the Company has fixed the record date for the Meeting as the close of business on March 20, 2015 (the “Record Date”). If a person acquires ownership of shares subsequent to the Record Date such person may establish a right to vote by delivering evidence of ownership of common shares of the Company (“Common Shares”) satisfactory to the Board and a request to be placed on the voting list to Blake, Cassels & Graydon LLP, the Company’s legal counsel, at Suite 2600, 595 Burrard Street, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson. Subject to the above, all registered holders of Common Shares at the close of business on the Record Date will be entitled to vote at the Meeting. No cumulative rights are authorized and dissenter’s rights are not applicable to any matters being voted upon.  Each registered Shareholder will be entitled to one vote per Common Share.

Two or more persons present in person or by proxy representing at least 25% of the Common Shares entitled to vote at the Meeting will constitute a quorum at the Meeting.

Treatment of Abstentions, Withhold Votes and Broker Non-Votes

Abstentions, withhold votes and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote.

How to Vote

Registered Shareholders

Registered Shareholders have two methods by which they can vote their shares at the Meeting, namely in person or by proxy. To assure your representation at the Meeting, please complete, sign, date and return the proxy included with this Circular.  Sending your proxy will not prevent you from voting in person at the Meeting.

Shareholders who do not wish to attend the Meeting or do not wish to vote in person can vote by proxy.  A registered Shareholder must return the completed proxy to the Company:

(a)
by delivering the proxy to the Toronto office of the Company’s transfer agent, Computershare, at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1, for receipt not later than May 12, 2015 at 6:00 p.m. Eastern time (3:00 p.m. Pacific time);

(b)	by fax to the Toronto office of Computershare, Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 not later than May 12, 2015 at 6:00 p.m. Eastern time (3:00 p.m. Pacific time); or

Alternatively, a registered Shareholder can vote by proxy online at the following website:  www.envisionreports.com/novagold_2015, or may vote by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, not later than May 12, 2015 at 6:00 p.m. Eastern time (3:00 p.m. Pacific time).

The persons named in the form of proxy are officers and directors of the Company (“Directors”). Each Shareholder has the right to appoint a person or a company (who need not be a Shareholder) to attend and act for him/her and on his/her behalf at the Meeting other than the persons designated in the form of proxy. Such right may be exercised by striking out the names of the persons designated on the form of proxy and by inserting such appointed person’s name in the blank space provided for that purpose or by completing another form of proxy acceptable to the Board.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Non-registered Shareholders

The information set forth in this section is of significant importance to many Shareholders of the Company, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (i.e. non-registered or beneficial Shareholders) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then, in almost all cases, those Common Shares will not be registered in the Shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their agents or nominees can only be voted upon the instructions of the non-registered Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting Common Shares for the broker’s clients, which is generally referred to as a “broker non-vote.”  Therefore, non-registered Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from non-registered Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by non-registered Shareholders in order to ensure that their shares are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically uses its own form of proxy, mails those forms to the non-registered Shareholders and asks non-registered Shareholders to either return the proxy forms to Broadridge or alternatively provide voting instructions by using the Broadridge automated telephone system. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A non-registered Shareholder receiving a proxy from Broadridge cannot use that proxy to vote Common Shares directly at the Meeting – the proxy must be returned to Broadridge well in advance of the Meeting in accordance with Broadridge’s instructions in order to have the shares voted.

Although a non-registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his/her broker (or an agent of the broker), a non-registered Shareholder may attend the Meeting as the proxyholder for a registered Shareholder and vote the Common Shares in that capacity. Non-registered Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as the proxyholder for a registered Shareholder, should enter their own names in the blank space on the form of proxy provided to them by their broker (or agent) and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

If you have any questions or need assistance completing your voting instruction form, please contact our proxy solicitation agent, Kingsdale, toll free in North America at 1-866-228-8818, or call collect from outside North America at 416-867-2272, or contact them by email at contactus@kingsdaleshareholder.com.

Exercise of Proxies

On any ballot that may be called for, the Common Shares represented by a properly executed proxy given in favor of the person(s) designated in the form of proxy will be voted or withheld from voting in accordance with the instructions given on the form of proxy and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted in favor of all matters referred to on the form of proxy.

The proxy also confers discretionary authority to vote for, withhold from voting or vote against, amendments or variations to matters identified in the Notice of Meeting and with respect to other matters not specifically mentioned in the Notice of Meeting but which may properly come before the Meeting. Management has no present knowledge of any amendments or variations to matters identified in the Notice of Meeting or any business other than that referred to in the accompanying Notice of Meeting which will be presented at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the management designees named in the proxy to vote in accordance with the recommendations of management of the Company.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Proxies must be received by the Toronto office of Computershare, located at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 not later than May 12, 2015 at 6:00 p.m. Eastern time (3:00 p.m. Pacific time).  The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion, without notice.

Revocation of Proxies

A Shareholder who has given a proxy may revoke it at any time insofar as it has not been exercised. In addition to any other manner permitted by law, a registered Shareholder who has given an instrument of proxy may revoke it by instrument in writing, executed by the Shareholder or by his/her attorney authorized in writing, or if the Shareholder is a Company, under its corporate seal, and deposited either with Computershare at its Toronto office at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 or with the Company’s legal counsel, Blake, Cassels & Graydon LLP, at Suite 2600, 595 Burrard Street, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson, at any time up to and including the last business day preceding the Meeting at which the proxy is to be used, or any adjournment thereof, or with the chairman of such Meeting on the date of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked. A registered Shareholder attending the Meeting has the right to vote in person, and if the registered Shareholder does so, any proxy previously given is nullified with respect to the matters such person votes upon and any subsequent matters thereafter to be voted upon at the Meeting.

Voting Shares and Principal Holders Thereof

As at March 20, 2015, the Company has 317,861,632 Common Shares issued and outstanding without nominal or par value. Each Common Share is entitled to one vote. Except as otherwise noted in this Circular, a simple majority of votes cast at the Meeting, whether in person or by proxy, will constitute approval of any matter submitted to a vote.

The following table sets forth certain information regarding the ownership of the Company’s Common Shares as at December 31, 2014 by each Shareholder known to the Company who beneficially owns, or exercises control or direction over, directly or indirectly, more than 5% of the outstanding Common Shares of the Company as of that date, based solely on such person’s Schedules 13D and 13G filed with the U.S. Securities and Exchange Commission (the “SEC”).

Name of Shareholder	Number of Voting Securities	Percentage of Outstanding Voting Securities
Electrum Strategic Resources LP (“Electrum”)(1)	84,569,479	26.6%
Paulson & Co. Inc.	35,616,357	11.2%
The Baupost Group, LLC	21,688,300	6.8%
Van Eck Associates Corporation	17,734,418	5.5%

(1)
Dr. Thomas Kaplan, Chairman of the Board, is also Chairman and Chief Investment Officer of The Electrum Group LLC (“The Electrum Group”), a privately-held global natural resources investment management company which manages the portfolio of Electrum.  Includes 5,000,000 Common Shares held by an affiliate of Electrum.

MATTERS TO BE ACTED UPON AT MEETING

Election of Directors

According to the Articles of Association of the Company, the Board shall consist of not less than three and no more than such number of Directors to be determined by resolution of Shareholders. The number of Directors has been set at 11.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

The proposed nominees in the list that follows, in the opinion of management, are well qualified to direct the Company’s activities for the ensuing year and have confirmed their willingness to serve as Directors, if elected. The term of office of each Director elected will be until the next annual meeting of the Shareholders of the Company or until a successor is elected or appointed, unless his or her office is earlier vacated, in accordance with the Articles of Association of the Company and the provisions of the Business Corporations Act (British Columbia).

The Board has adopted a Majority Voting Policy stipulating that Shareholders shall be entitled to vote in favor of, or withhold from voting for, each individual director nominee at a Shareholders’ meeting.  If the number of Common Shares “withheld” for any nominee exceeds the number of Common Shares voted “for” the nominee, then, notwithstanding that such Director was duly elected as a matter of corporate law, he or she shall promptly tender his or her written resignation to the Chair of the Board. The Corporate Governance and Nominations Committee will consider such offer of resignation and will make a recommendation to the Board concerning the acceptance or rejection of the resignation. No Director who is required to tender his or her resignation pursuant to this policy shall participate in the Corporate Governance and Nominations Committee’s deliberations or recommendations or in the Board’s deliberations or determination.  The Board must take formal action on the Corporate Governance and Nominations Committee’s recommendation within 90 days of the date of the applicable Shareholders’ meeting and shall announce its decision promptly by press release.  The resignation will be effective when accepted by the Board.  The Board expects that resignations tendered pursuant to this policy will be accepted absent exceptional circumstances.  If the Board declines to accept a resignation tendered pursuant to this policy, it should include in the press release the reason or reasons for its decision.  See “Statement of Corporate Governance Policies – Majority Voting Policy.”

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the election of the nominees whose names are set forth below.  If, prior to the Meeting, any of the listed nominees shall become unavailable to serve, the persons designated in the proxy form will have the right to use their discretion in voting for a properly qualified substitute.  Management does not contemplate presenting for election any person other than these nominees but, if for any reason management does present another nominee for election, the proxy holders named in the accompanying form of proxy reserve the right to vote for such other nominee in their discretion unless the Shareholder has specified otherwise in the form of proxy.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Name, Province or State and Country of Residence	Age	Independence	Principal Occupation	Director Since	2014 AGM Votes in Favor(9) (%)	Meets Share Ownership Guidelines(4)
Sharon Dowdall(1)(2) Ontario, Canada	62	Independent	Corporate Director, Consultant	2012	99.38	No
Dr. Marc Faber(6) Chiang Mai, Thailand	69	Independent	Managing Director of Marc Faber Ltd.	2010	99.28	No
Dr. Thomas Kaplan(5) New York, USA	52	Non- Independent	Chairman and Chief Investment Officer of The Electrum Group	2011	98.68	Yes
Gregory Lang(3)(7) Utah, USA	60	Non- Independent	President and Chief Executive Officer of NOVAGOLD RESOURCES INC.	2012	99.18	No(8)
Gillyeard Leathley(3) British Columbia, Canada	77	Non- Independent	Chief Operating Officer of Sunward Resources Ltd.	2011	96.40	Yes
Igor Levental(6)(7) Colorado, USA	59	Independent	President of The Electrum Group	2010	99.27	Yes
Kalidas Madhavpeddi(1)(2) Arizona, USA	59	Independent	President of Azteca Consulting LLC and overseas Chief Executive Officer of China Molybdenum Co. Ltd.	2007	99.28	Yes
Gerald McConnell(2)(6)(7) Nova Scotia, Canada	70	Independent	Chief Executive Officer of Namibia Rare Earths Inc.	1984	93.80	Yes
Clynton Nauman(1)(3) Washington, USA	67	Independent	President and Chief Executive Officer of Alexco Resource Corp.	1999	99.30	Yes
Rick Van Nieuwenhuyse(7) British Columbia, Canada	59	Independent(10)	President and Chief Executive Officer of NovaCopper Inc.	1999	91.84	Yes
Anthony Walsh(1)(2) British Columbia, Canada	63	Independent	Corporate Director, Businessman	2012	97.10	No

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Environment, Health, Safety and Sustainability (“EHSS”) and Technical Committee.
(4)
Based on share ownership as of November 30, 2014.  The Board adopted a policy requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000. See “Directors' Share Ownership" for details on the number of securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed Director.

(5)	Chairman of the Board.
(6)	Member of the Corporate Governance and Nominations Committee.
(7)	Member of the Corporate Communications Committee.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

(8)
Mr. Lang has met 45% of his share ownership requirements as President and Chief Executive Officer as of November 30, 2014.  See “Executive Share Ownership” for details on share ownership guidelines for Executive Officers.

(9)	See NOVAGOLD’s news release and Report of Voting Results filed on SEDAR June 11, 2014.
(10)	Mr. Van Nieuwenhuyse will no longer be deemed to be non-independent as of April 30, 2015. As of that date three years will have passed since he was employed by the Company or any of its subsidiaries.

See “Directors' Share Ownership” on page 52 of this Circular for details on share ownership and the number of securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed Director.

Refer to the Section titled “Information Concerning the Board of Directors and Executive Officers” beginning on page 9 of this Circular for further information regarding the above Directors.

Appointment of Auditors

The independent auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants (“PwC”), located at 250 Howe Street, Suite 700, Vancouver, British Columbia, Canada. PwC were appointed auditors of the Company (“Auditors”) on June 5, 2014 by the Shareholders.  The Shareholders will be asked at the Meeting to vote for the appointment of PwC as Auditors until the next annual meeting of the Shareholders of the Company or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee. To the Company's knowledge, a representative from PwC will be present at the Meeting and will be available to respond to appropriate questions.  PwC will also be permitted to make a statement if it so desires.

Fees billed by PwC to the Company for the years ended November 30, 2014 and 2013 were as follows:

	Year Ended November 30
	2014	2013
Audit Fees (1)	C$ 439,000	C$ 426,000
Audit Related Fees (2)	17,000	12,000
Tax Fees (3)	Nil	Nil
All Other Fees (4)	6,000	Nil
Total	C$ 462,000	C$ 438,000

(1)
“Audit Fees” are the aggregate fees billed by PwC for the audit of the Company’s consolidated annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements.

(2)
“Audit-Related Fees” are fees charged by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This category comprises fees billed for review and advisory services associated with the Company’s financial reporting.

(3)	“Tax Fees” are fees billed by PwC for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees charged by PwC for services not described above. The fees billed by PwC in this category in 2014 were for software licensing.

Pre-Approval Policies and Procedures

All services to be performed by the Company’s Auditors must be approved in advance by the Audit Committee.  The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the Auditors’ independence and has adopted a charter governing its conduct. The charter is reviewed annually and requires the pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its Auditors, subject to the de minimis exceptions for non-audit services as allowed by applicable law or regulation. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such a subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pursuant to these procedures, all services and related fees reported were pre-approved by the Audit Committee.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Report on Audited Financial Statements

The Audit Committee reviewed and discussed with management and the Company's Auditors the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended November 30, 2014. In addition, the Audit Committee has discussed with the Company's Auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU380), as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the Company's Auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the Company's Auditors that audit firm's independence from the Company and its management. Based on the review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2014, for filing with the SEC, which Annual Report is available on the Company’s website at www.novagold.com, under the Company’s profile on EDGAR at www.sec.gov, and on SEDAR at www.sedar.com.

Audit Committee of the Board
Anthony Walsh, Chair
Sharon Dowdall
Kalidas Madhavpeddi
Clynton Nauman

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the appointment of PricewaterhouseCoopers LLP as auditors of the Company until the next annual meeting of Shareholders or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee.

Additional Matters to be Acted Upon

Non-Binding Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the following proposal, commonly known as a “Say on Pay” proposal, gives our Shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed under the “Compensation Discussion and Analysis” section of this Circular.

Our executive compensation program is designed to recruit and retain key individuals and reward individuals with compensation that has long-term growth potential while recognizing that the executives work as a team to achieve corporate results and should be rewarded accordingly.  In order to align executive pay with both the Company’s performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company’s performance (also known as “at-risk compensation”). In addition, as an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed “at-risk” increases.  Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Circular, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

We are asking our Shareholders to indicate their support for our NEO compensation as described in this Circular by voting FOR the following resolution:

BE IT RESOLVED, as an ordinary resolution, that the compensation paid to the named executive officers, as disclosed in the Company’s 2015 Circular pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee.  Our Board and Compensation Committee value the opinions of all of our Shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs. The Board believes that submitting the non-binding vote on compensation of the Company’s NEOs to Shareholders on an annual basis is appropriate for the Company and its Shareholders at this time.

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the approval of the non-binding resolution approving the compensation paid to the NEOs as disclosed in this Circular.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current Directors and executive officers. The term for each Director expires at the next annual meeting of Shareholders or at such time as a qualified successor is appointed, upon ceasing to meet the qualifications for election as a director, upon death, upon removal by the Shareholders or upon delivery or submission to the Company of the Director's written resignation, unless the resignation specifies a later time of resignation.  Each executive officer shall hold office until the earliest of the date the officer’s resignation becomes effective, the date a successor is appointed or the officer ceases to be qualified for that office, or the date the officer is terminated by the Board of Directors of the Company. The name, location of residence, age, and office held by each Director and executive officer, current as of March 18, 2015, has been furnished by each of them and is presented in the following table.  Unless otherwise indicated, the address of each Director and executive officer in the table set forth below is care of NOVAGOLD, 201 South Main, Suite 400, Salt Lake City, Utah 84111, United States.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call
Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Name and Municipality of Residence	Position and Office Held	Director/Officer Since	Age
Sharon Dowdall(2)(3) Ontario, Canada	Director	April 16, 2012	62
Dr. Marc Faber(5) Chiang Mai, Thailand	Director	July 5, 2010	69
Dr. Thomas Kaplan(1) New York, USA	Chairman	November 15, 2011	52
Gregory Lang(4)(6) Utah, USA	Director / President and CEO	April 16, 2012 / January 9, 2012	60
Gillyeard Leathley(4) British Columbia, Canada	Director	November 15, 2011	77
Igor Levental(5)(6) Colorado, USA	Director	July 5, 2010	59
Kalidas Madhavpeddi(2)(3) Arizona, USA	Director	2007	59
Gerald McConnell(5)(6) Nova Scotia, Canada	Lead Director	1984	70
Clynton Nauman (2)(4) Washington, USA	Director	1999	66
Rick Van Nieuwenhuyse(6) British Columbia, Canada	Director	1999	59
Anthony Walsh (2)(3) British Columbia, Canada	Director	March 19, 2012	63
David Deisley Utah, USA	Executive Vice President, General Counsel and Corporate Secretary	November 1, 2012	58
David Ottewell Utah, USA	Vice President and CFO	November 13, 2012	54

(1)	Chairman of the Board .
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the EHSS and Technical Committee.
(5)	Member of the Corporate Governance and Nominations Committee.
(6)	Member of the Corporate Communications Committee.

The Securities Held listed below for each Director and NEO are as of November 30, 2014.  Determination of whether each person meets the share ownership guidelines is determined by calculating the number of Common Shares and DSUs, if applicable, owned by each person, multiplied by the closing price of the Common Shares on November 28, 2014 on the TSX (if a Director), or on the NYSE-MKT (if a NEO).

Sharon Dowdall

Ms. Dowdall, a Director of the Company, has a 30-year career in the mining industry. Ms. Dowdall served in senior legal capacities for Franco-Nevada Corporation (“Franco-Nevada”), a major gold-focused royalty company, and Newmont Mining Company, one of the world’s largest gold producers. During her 20-year tenure with Franco-Nevada, Ms. Dowdall served in various capacities, including Chief Legal Officer and Corporate Secretary and Vice President, Special Projects.  Ms. Dowdall was one of the principals who transformed Franco-Nevada from an industry pioneer into one of the most successful precious metals enterprises in the world. Prior to joining Franco-Nevada, she practiced law as a partner with Smith Lyons in Toronto, a major Canadian legal firm specializing in natural resources. Ms. Dowdall is the recipient of the 2011 Canadian General Counsel Award for Business Achievement. She currently serves on the boards of several Canadian exploration and development companies. Ms. Dowdall holds an Honours B.A. in Economics from the University of Calgary and an LLB, from Osgoode Hall Law School at York University.  The Board has determined that Ms. Dowdall should serve as a Director due to her significant experience: 1) as a natural resources lawyer, 2) moving a precious-metals mining company from the development stage to the successful producer stage, and 3) working in a senior executive position at large international mining company.

Ms. Dowdall joined the Board on April 16, 2012.

During the past five years, Ms. Dowdall was employed with Franco-Nevada as Chief Legal Officer and Corporate Secretary (December 2007-May 2010), and as Vice President, Special Projects (May 2010-December 2011).  She currently consults for Franco-Nevada.  During the most recent five years Ms. Dowdall has served, and continues to serve, on the boards of Olivut Resources Ltd and Foran Resources Ltd.

Areas of expertise include: legal, corporate governance, finance, investment, valuation, securities, human resources, corporate strategy, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board Audit Compensation	5/5 4/4 9/9	Nil	11,602	36,894	50,000	74%

Dr. Marc Faber

Dr. Faber, a Director of the Company, has over 35 years of experience in the finance industry and is the Managing Director of Marc Faber Ltd., an investment advisory and fund management firm. He is an advisor to a number of private investment funds and serves as a director of Ivanplats Limited and Sprott Inc. Dr. Faber publishes a widely read monthly investment newsletter entitled The Gloom, Boom & Doom Report and is the author of several books including Tomorrow’s Gold – Asia’s Age of Discovery. A renowned commentator on global market trends and developments, he is also a regular contributor to several leading financial publications around the world, including Barron’s, where he is a member of the Barron’s Roundtable. Dr. Faber received his PhD in Economics magna cum laude from the University of Zurich.  The Board has determined that Dr. Faber should serve as a Director for the Company to benefit from his vast knowledge of economics, global market trends, precious metals and commodities in general.

Dr. Faber’s principal occupation over the last five years is Managing Director of Marc Faber Ltd.  During the most recent five years, Dr. Faber has served, and continues to serve, on the boards of Ivanplats Limited and Sprott Inc.

Areas of expertise include: global economics and market dynamics, finance and mining industry.

Board / Committee Membership	Overall Attendance 89%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board Corporate Governance	5/5 3/4	Nil	14,940	47,509	50,000	95%

Dr. Thomas Kaplan

Dr. Kaplan is Chairman of the Board of the Company as well as NovaCopper Inc.  He is also Chairman and Chief Investment Officer of The Electrum Group, a privately-held global natural resources investment management company which manages the portfolio of Electrum, the single largest Shareholder of the Company.  Dr. Kaplan is an entrepreneur and investor with a track record of both creating and unlocking shareholder value in public and private companies.  Most recently, Dr. Kaplan served as Chairman of Leor Exploration & Production LLC, a natural gas exploration and development company founded by Dr. Kaplan in 2003.  In 2007, Leor’s natural gas assets were sold to EnCana Oil & Gas USA Inc., a subsidiary of Encana Corporation, for $2.55 billion.  Dr. Kaplan holds Bachelors, Masters and Doctoral Degrees in History from Oxford University.  The Board has determined that Dr. Kaplan should serve as the Director and Chairman to gain from his experience as a developer of and investor in mining and oil and gas companies, as well as his significant beneficial ownership in the Company.

Dr. Kaplan’s principal occupation during the last five years has been Chairman and Chief Investment Officer of The Electrum Group.  During the most recent five years Dr. Kaplan has served, and continues to serve, on the board of NovaCopper Inc.

Areas of expertise include:  finance, mergers and acquisitions, mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board	5/5	Nil(1)	25,608	81,433	50,000	100%
 (1)     See description of Electrum’s holdings and Dr. Kaplan’s relationship with Electrum under “Voting Shares and Principal Holders Thereof.”

Gregory Lang

Mr. Lang is President and Chief Executive Officer of the Company. Mr. Lang has over 35 years of diverse experience in mine operations, project development and evaluations, including time as President of Barrick Gold North America, a wholly-owned subsidiary of Barrick Gold Corporation (“Barrick”). Mr. Lang has held progressively responsible operating and project development positions over his 10-year tenure with Barrick and, prior to that, with Homestake Mining Company and International Corona Corporation, both of which are now part of Barrick. He holds a Bachelor of Science in Mining Engineering from the University of Missouri-Rolla and is a Graduate of the Stanford University Executive Program.  The Board has determined that Mr. Lang should continue to serve as a Director to gain his insight as an experienced mine engineer, as well as his expertise in permitting, developing and operating large-scale assets, and as a successful senior executive of other large gold-mining companies.

Mr. Lang joined the Board on April 16, 2012.

During the last five years, Mr. Lang served as the President of Barrick Gold North America until December 2011, and has served as the Company’s President and Chief Executive Officer since January 2012.

During the most recent five years, Mr. Lang has served, and continues to serve, as a director of NovaCopper Inc. and Sunward Resources.

Areas of expertise include: mining operations, mine development and evaluation and corporate leadership.

Board / Committee Membership	Overall Attendance 91%	Securities Held				Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	PSUs #	Value of Common Shares Held as of 11/30/2014 $	Total $	% Met
Board EHSS & Technical Corporate Communications	5/5 3/4 2/2	296,550	Nil	1,014,000	818,478	$1,800,000	45%(2)
(2)
Mr. Lang has met 45% of his share ownership requirement as President and Chief Executive Officer as of November 30, 2014.  See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Lang.  PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

Gillyeard Leathley

Mr. Leathley joined the Company in January 2010 and served as Senior Vice President and Chief Operating Officer of the Company from November 2010 to November 2012.  In February 2013, Mr. Leathley was named Chief Operating Officer of Sunward Resources Ltd.  Mr. Leathley was instrumental in advancing the Company's Donlin Gold and Galore Creek projects. He trained as a mine surveyor and industrial engineer with the Scottish National Coal Board, working in coal, bauxite, gold and copper mines. Mr. Leathley has over 25 years of experience overseeing the development of several major operating mines.  Additionally, Mr. Leathley has over 55 years of experience working in the mining industry worldwide in positions of increasing responsibility ranging from Engineer to Chief Operating Officer.  The Board has determined that Mr. Leathley should serve as a Director to benefit from his substantial international mine engineering experience and from his knowledge of the Company and its projects related to his previous employment as a Company executive.

Mr. Leathley’s principal occupations during the last five years have been Advisor to the CEO of the Company (consultant from April 2009-January 2010, employee from January 2010-November 2010), Senior Vice President and Chief Operating Officer of the Company (November 2010-November 2012), and Chief Operating Officer of Sunward Resources (February 2013-present).

During the most recent five years, Mr. Leathley has served, and continues to serve, as a director of the following companies:  Mawson Resources, Tasman Resources and Sunward Resources Limited.  Mr. Leathley also served as a director of Golden Peak Resources from October 2001 until February 2012, and as a director of Lariat Resources from April 2003 until August 2014.

Areas of expertise include: mining operations.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board EHSS	5/5 4/4	40,654	16,962	183,218	50,000	100%

Igor Levental

Mr. Levental, a Director of the Company, is President of The Electrum Group, a privately-held global natural resources investment management company.  Affiliates of The Electrum Group are currently the largest Shareholders of the Company.  Mr. Levental is a director of Gabriel Resources Ltd., which is engaged in the development of major precious metals deposits in Romania; he is also a director of NovaCopper Inc., a TSX and NYSE Market-listed company involved in the exploration and development of major copper-dominant deposits in Alaska, and Sunward Resources Ltd., a TSX-listed company engaged in the exploration and development of a large porphyry gold-copper project in Colombia.  With more than 30 years of experience across a broad cross-section of the international mining industry, Mr. Levental has held senior positions with major mining companies including Homestake Mining Company and International Corona Corporation.  Mr. Levental is a Professional Engineer with a BSc in Chemical Engineering and an MBA from the University of Alberta.  The Board has determined that Mr. Levental should serve as a Director for the Company to benefit from his 30-plus years of experience as a chemical engineer and executive of large mining companies.

Mr. Levental’s primary occupation during the last five years has been President of The Electrum Group.  During the most recent five years, Mr. Levental has served, and continues to serve, as a director of Gabriel Resources Limited, Sunward Resources Limited and NovaCopper Inc.  Additionally, Mr. Levental is as a director of Taung Gold International Limited, a Hong Kong Stock Exchange-listed company developing two major mining projects in South Africa.

Areas of expertise include: corporate development, finance, mergers and acquisitions, corporate governance and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board Corporate Governance Corporate Communications	5/5 4/4 2/2	1,000	24,723	81,799	50,000	100%

Kalidas Madhavpeddi

Mr. Madhavpeddi, a Director of the Company, has over 30 years of international experience in business development, corporate strategy, global mergers and acquisitions, exploration, government relations, marketing, trading and sales, and mining engineering and capital. He is President of Azteca Consulting LLC, an advisory firm to the metals and mining sector.  He is also Overseas CEO of China Molybdenum Co. Ltd.  His extensive career in the mining industry spans more than 30 years including Phelps Dodge Corporation (“Phelps Dodge”) from 1980 to 2006, starting as a Systems Engineer and ultimately becoming Senior Vice President for Phelps Dodge, a Fortune 500 company, responsible for the company’s global business development, acquisitions and divestments, including joint ventures, as well as its global exploration programs.  He was contemporaneously President of Phelps Dodge Wire and Cable, a copper and aluminum cable manufacturer with international operations in over ten countries, including Brazil and China.  Mr. Madhavpeddi is an alumnus of the Indian Institute of Technology, Madras, India; the University of Iowa and the Harvard Business School.  The Board has determined that Mr. Madhavpeddi should serve as a Director to benefit from his long-term experience in the mining industry working as an executive in global corporate development, exploration, mergers and acquisitions, joint ventures and finance.

Mr. Madhavpeddi has served as the President of Azteca Consulting LLC and the Overseas CEO of China Molybdenum Co. Ltd. as his principal occupations during the last five years.  Mr. Madhavpeddi has been a director of Namibia Rare Earths since 2010, a director of Capstone Mining since 2012 and a director of NovaCopper Inc. since 2012.

Areas of expertise include: corporate strategy, mergers and acquisitions, mining operations and capital, marketing and sales.

Board / Committee Membership	Overall Attendance 94%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board Audit Compensation	4/5 4/4 9/9	20,836	16,451	118,572	50,000	100%

Gerald McConnell, Q.C.

Mr. McConnell, a Director of the Company, has over 25 years of experience in the resource sector.  Mr. McConnell is a director and the Chief Executive Officer of Namibia Rare Earths Inc., a public Canadian company focused on the development of rare earth opportunities in Namibia.  From 1990 to 2010, he was President and Chief Executive Officer, as well as a director, of Etruscan Resources Inc., a West African junior gold producer.  From December 1984 to January 1998, Mr. McConnell was the President of the Company and from January 1998 to May 1999 he was the Chairman and Chief Executive Officer of the Company. Mr. McConnell is a graduate of Dalhousie Law School and was called to the bar of Nova Scotia in 1971 and received his Queen’s Counsel designation in 1986.  The Board has determined that Mr. McConnell should serve as a Director as he was one of the original founders of the Company and has remained involved with the Company in some capacity ever since, and because of his wide experience working in legal and executive positions at a variety of mining companies.

Mr. McConnell’s principal occupations over the most recent five years have been CEO of Namibia Rare Earths Inc. (2010-present) and President and CEO of Etruscan Resources Inc. (1990-2010).  Mr. McConnell served as a director of Etruscan Resources Inc. from 1990 to 2010, and has been a director of Namibia Rare Earths and NovaCopper Inc. since 2010 and 2012, respectively.

Areas of expertise include: legal, compensation, operations, mining industry, senior officer and board governance.

Board / Committee Membership	Overall Attendance 88%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board Compensation(3) Corporate Governance Corporate Communications	5/5 4/5 4/4 1/2	34,766	30,733	208,286	50,000	100%
(3)                Mr. McConnell was no longer a member of the Compensation Committee effective June 5, 2014.

Clynton Nauman

Mr. Nauman, a Director of the Company, is the Chief Executive Officer of Alexco Resource Corp. and Asset Liability Management Group ULC, and was formerly President of Viceroy Gold Corporation and Viceroy Minerals Corporation and a director of Viceroy Resource Corporation, positions he held from February 1998 until February 2003. Previously, Mr. Nauman was the General Manager of Kennecott Minerals from 1993 to 1998. Mr. Nauman has 25 years of diversified experience in the mining industry ranging from exploration and business development to operations and business management in the precious metals, base metals and coal sectors.  The Board has determined that Mr. Nauman should serve as a Director to gain from his significant experience as a senior mining executive working in the areas of environment, engineering and operations.

Mr. Nauman’s principal occupation for the last five years has been CEO of Alexco Resource Corp. and of Asset Liability Management Group ULC.  Mr. Nauman has served as a director of Alexco Resource Corp. since 2006 and has served as a director of NovaCopper Inc. since 2011.

Areas of expertise include: environmental, geology, exploration, operations, mining industry and senior officer.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board Audit EHSS	5/5 4/4 4/4	129,443	16,452	463,946	50,000	100%

Rick Van Nieuwenhuyse

Mr. Van Nieuwenhuyse joined the Company as President and Chief Operating Officer in January 1998 and was appointed as Chief Executive Officer in May 1999. He resigned as President and Chief Executive Officer of the Company in January of 2012 in order to assume his current role of President and Chief Executive Officer of NovaCopper Inc. Mr. Van Nieuwenhuyse has more than 30 years of experience in the natural resource sector including as Vice President of Exploration for Placer Dome Inc. In addition to his international exploration perspective, Mr. Van Nieuwenhuyse brings years of working experience in and knowledge of Alaska to the Company. Mr. Van Nieuwenhuyse has managed projects from grassroots discovery through to advanced feasibility studies, production and mine closure. Mr. Van Nieuwenhuyse holds a Candidature degree in Science from the Université de Louvain, Belgium, and a Masters’ of Science degree in geology from the University of Arizona.  The Board has determined that Mr. Van Nieuwenhuyse should serve as a Director to benefit from his experience as a geologist, his extensive knowledge of the Company, its projects and its history as the former President and Chief Executive Officer of the Company, because of his extensive experience in discovering, exploring, and developing large mining projects in addition to his significant experience in Alaska.

Mr. Van Nieuwenhuyse currently serves as a director of NovaCopper Inc., Alexco Resource Corp., Tintina Resources, AsiaBaseMetals and SolidusGold Inc. (fka Mantra Capital Inc.).

Areas of experience include: exploration, geology, resource and reserve assessment, feasibility studies, government relations, mining industry, senior officer and board governance.

Board / Committee Membership	Overall Attendance 86%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board Corporate Communications	4/5 2/2	700,554	11,603	2,264,659	50,000	100%

Anthony Walsh, CA

Mr. Walsh has over 20 years of international experience in the field of exploration, mining and development and was the President and CEO of Sabina Gold & Silver Corp. (“Sabina”) (2008-2011). Prior to joining Sabina, Mr. Walsh was President and CEO of Miramar Mining Corporation (1999-2007), Vice-President and CFO of Miramar Mining Corporation (1995-1999), the Senior Vice-President and CFO of a computer leasing company (1993-1995) and the CFO and Senior Vice-President, Finance of International Corona Mines Ltd., a major North American gold producer (1989-1992). From 1985 to 1989 he was Vice-President, Finance of International Corona Mines Ltd., and from 1973 to 1985 Mr. Walsh held various positions at Deloitte, Haskins & Sells, a firm of Chartered Accountants.  Mr. Walsh graduated from Queen's University (Canada) in 1973 and became a member of The Canadian Institute of Chartered Accountants in 1976.  Mr. Walsh joined the Board on March 19, 2012.  The Board has determined that Mr. Walsh should serve as a Director to benefit from his experience as a senior executive in a variety of global mining companies and international accounting firms.  Mr. Walsh lends the Board his expertise in finance, international accounting and corporate governance.

Mr. Walsh has been retired since 2011, but currently serves as a director of the following companies:  Sabina, Avala Resources Ltd., TMX Group Inc. and Dundee Precious Metals Ltd.  Mr. Walsh previously served on the board of Quaterra Resources Ltd. (June 2012 – March 2015), Dunav Resources Limited (July 2010 - March 2013), and on the board of Stornoway Diamonds Limited (September 2004 - November 2012).

Areas of expertise include: corporate development, finance, accounting, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

Board / Committee Membership	Overall Attendance 93%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2014 C$	Total C$	% Met
Board Audit Compensation Committee Corporate Governance	4/5 4/4 4/4(4) 2/2(5)	Nil	11,602	36,894	50,000	74%
(4)                       Mr. Walsh joined the Compensation Committee effective June 5, 2014.
(5)               Mr. Walsh was no longer a member of the Corporate Governance and Nominations Committee effective June 5, 2014.

David Deisley

Mr. Deisley joined the Company November 1, 2012 as Executive Vice President, General Counsel and Corporate Secretary, responsible for all aspects of the Company’s legal governance and corporate affairs.  With over 25 years of experience in the mining industry in the Americas, Mr. Deisley has an extensive track record in project permitting, corporate social responsibility, mergers and acquisitions and corporate development. Mr. Deisley is regarded as a human rights expert relative to resource projects and local populations and during 2014 participated as a panelist or presenter on the topic at events hosted by the Harvard Human Rights Journal, the World Bank, the International Bar Association, the S.J. Quinney College of Law at the University of Utah, and the University of Oklahoma, among others.  Prior to joining the Company, Mr. Deisley served in positions of increasing responsibility with Goldcorp Inc. from September 2007 to October 2012.  At the time he resigned from Goldcorp Inc., Mr. Deisley held the position of Executive Vice President, Corporate Affairs and General Counsel for Goldcorp Inc. Prior to his tenure at Goldcorp Inc., Mr. Deisley served in several progressively responsible capacities with Barrick Gold Corporation, including Regional General Counsel for Barrick Gold North America.  Mr. Deisley received his Juris Doctor from the University of Utah S.J. Quinney College of Law, and his Bachelor of Arts from Brown University.

Areas of expertise include: sustainability and corporate social responsibility, environmental permitting and compliance, corporate development, corporate and project financing, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

Securities Held			Share Ownership Guidelines
Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2014 $	Total $	% Met
205,867	446,500	568,192	850,000	67%

David Ottewell

Mr. Ottewell joined the Company on November 13, 2012, as its Vice President and Chief Financial Officer.  In this role, Mr. Ottewell is responsible for all aspects of the Company’s financial management.  Mr. Ottewell is a highly accomplished financial executive, with over 25 years of mining industry experience. Prior to joining the Company, he served as Vice President and Controller for Newmont Mining Corporation where he was employed since 2005, and prior to that, had a 16-year career with Echo Bay Mines Ltd., a prominent precious metals mining company with multiple operations in the Americas. Mr. Ottewell holds a Bachelor of Commerce degree from the University of Alberta and is a member of the Canadian Institute of Chartered Accountants.

Areas of expertise include:  global accounting and finance, corporate disclosure and financial regulation, and mining industry.

Securities Held			Share Ownership Guidelines
Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2014 $	Total $	% Met
106,784	333,400	294,723	650,000	45%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 18, 2015 by:

•	the Company’s NEOs;

•	the Company’s Directors and nominees;

•	all of the Company’s NEOs and Directors as a group; and

•	each person who is known by the Company to beneficially own more than 5% of the Company’s issued and outstanding shares of common stock.

Unless otherwise indicated, the Shareholders listed possess sole voting and investment power with respect to the shares shown. The Company’s Directors and NEOs do not have different voting rights from other Shareholders.

Name	Business Address	Amount and Nature (1)	Percentage of Class (2)
Gregory Lang	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	3,872,001 (3)	1.2%
David Deisley	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	1,854,363 (4)	*
David Ottewell	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	1,271,731(5)	*
Thomas Kaplan	535 Madison Avenue, 12th Floor New York, NY 10022 USA	85,161,686 (6)	26.8%
Sharon Dowdall	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	499,776 (7)	*
Marc Faber	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	618,864 (8)	*
Gillyeard Leathley	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	735,009 (9)	*
Igor Levental	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	529,647 (10)	*
Kalidas Madhavpeddi	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	641,211 (11)	*
Gerald McConnell	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	647,098 (12)	*
Clynton Nauman	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	724,819 (13)	*
Rick Van Nieuwenhuyse	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	1,708,381 (14)	*
Anthony Walsh	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	499,776 (15)	*
All Directors and Named Executive Officers as a group	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	98,764,362	31.0%
Electrum Strategic Resources LP	535 Madison Avenue, 12th Floor New York, NY 10022	84,569,479 (16)	26.6%
Paulson & Co. Inc.	1251 Avenue of the Americas, 50th Floor, New York, NY 10020	35,616,357 (17)	11.2%

Name	Business Address	Amount and Nature (1)	Percentage of Class (2)
The Baupost Group, LLC	10 Saint James Avenue, Suite 1700 Boston, MA 02116	21,688,300 (18)	6.8%
Van Eck Associates Corporation	335 Madison Avenue, 19th Floor New York, NY 10017	17,734,418 (19)	5.5%

(1)
Under applicable U.S. securities laws, a person is considered to be the beneficial owner of securities owned by him or her (or certain persons whose ownership is attributed to him or her) or securities that can be acquired by him or her within 60 days, including upon the exercise of options, warrants or convertible securities.

(2)	Based on 317,861,632 Common Shares outstanding as of March 18, 2015, plus any Common Shares deemed to be beneficially owned pursuant to options that are exercisable within 60 days from March 18, 2015.
(3)	Includes 3,375,016 stock options exercisable within 60 days of March 18, 2015.
(4)	Includes 1,529,883 stock options exercisable within 60 days of March 18, 2015.
(5)	Includes 1,073,666 stock options exercisable within 60 days of March 18, 2015.
(6)
Includes 84,569,479 Common Shares held by Electrum and an affiliate.  Dr. Kaplan is the Chairman and Chief Investment Officer of The Electrum Group and thereby may be deemed to have shared voting and investment power over such shares.  Dr. Kaplan disclaims beneficial ownership in such shares except to the extent of a minor pecuniary interest.  Also includes 561,250 stock options exercisable within 60 days of March 18, 2015.

(7)	Includes 485,500 stock options exercisable within 60 days of March 18, 2015.
(8)	Includes 601,250 stock options exercisable within 60 days of March 18, 2015.
(9)	Includes 607,750 stock options exercisable within 60 days of March 18, 2015.
(10)	Includes 501,250 stock options exercisable within 60 days of March 18, 2015.
(11)	Includes 601,250 stock options exercisable within 60 days of March 18, 2015.
(12)	Includes 576,250 stock options exercisable within 60 days of March 18, 2015.
(13)	Includes 576,250 stock options exercisable within 60 days of March 18, 2015.
(14)	Includes 993,550 stock options exercisable within 60 days of March 18, 2015.
(15)	Includes 485,500 stock options exercisable within 60 days of March 18, 2015.
(16)
According to a Schedule 13D/A filed with the SEC on December 31, 2012, each of Electrum, The Electrum Group, Electrum Global Holdings LP, TEG Global GP Ltd, Leopard Holdings LLC and GRAT Holdings LLC have shared voting and dispositive power over 79,569,479 Common Shares. In addition, GRAT Holdings LLC has sole voting and dispositive power over 5,000,000 Common Shares. Electrum Global Holdings LP is the owner of all limited partnership interests of Electrum and all of the equity interests of Electrum Strategic Management LLC, the general partner of Electrum. TEG Global GP Ltd is the sole general partner of, and The Electrum Group is the investment adviser to, Electrum Global Holdings LP. The Electrum Group possesses voting and investment power with respect to assets of Electrum, including indirect investment discretion with respect to the Common Shares held by Electrum. GRAT Holdings LLC is the indirect parent, through Leopard Holdings LLC, of Electrum. The investment committee of GRAT Holdings LLC exercises voting and investment decisions on behalf of GRAT Holdings LLC. The address listed in such filing of Leopard Holdings LLC and GRAT Holdings LLC is 535 Madison Avenue, 12th Floor, New York, New York 10022 and the address listed in such filing of the Electrum Group, Electrum Global Holdings LP and TEG Global GP Ltd is 535 Madison Avenue, 11th Floor, New York, New York 10022.   Dr. Thomas Kaplan, chairman of the Board of Directors of the Company, is also Chairman and Chief Investment Officer of The Electrum Group.  Dr. Kaplan disclaims beneficial ownership in the Electrum shares except to the extent of a minor pecuniary interest.

(17)	According to a Schedule 13G/A filed with the SEC on February 17, 2015, Paulson & Co. Inc. has sole voting and dispositive power over such shares.
(18)
According to a Schedule 13G filed with the SEC on February 13, 2013, The Baupost Group, LLC has shared voting and dispositive power over such shares with SAK Corporation and Seth A. Klarman. The Baupost Group, LLC acts as an investment adviser and general partner to certain investment limited partnerships. SAK Corporation is the manager of Baupost. Mr. Klarman, as the sole director and sole officer of SAK Corporation and a controlling person of The Baupost Group, LLC, may be deemed to have beneficial ownership of such shares.

(19)
According to a Schedule 13G filed with the SEC on February 12, 2015, Van Eck Associates Corporation has sole voting and dispositive power over such shares, which are held by mutual funds and other client accounts managed by Van Eck Associates Corporation.

*	Percentage of Common Shares beneficially owned or over which control or direction is exercised is less than 1%.

As of March 18, 2015, there were approximately 665 active registered holders of the Company’s Common Shares.

The Company has no knowledge of any other arrangements, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a Change of Control of the Company.

Meetings of the Board and Board Member Attendance at Annual Meeting

During the fiscal year ended November 30, 2014, the Board held five meetings. None of the incumbent Directors attended fewer than 75% of the aggregate of the total number of Board meetings and meetings of the committees on which the Director serves.

Board members are not required to attend the annual general meeting; however, the following 10 Directors attended the Company’s annual meeting of shareholders held on June 5, 2014:  Sharon Dowdall, Thomas Kaplan, Gregory Lang, Gillyeard Leathley, Igor Levental, Kalidas Madhavpeddi, Gerald McConnell, Clynton Nauman, Rick Van Nieuwenhuyse, and Anthony Walsh.

Legal Proceedings

Neither the Company nor any of its property is currently subject to any material legal proceedings or other adverse regulatory proceedings. We do not currently know of any legal proceedings against us involving our Directors, proposed Directors, executive officers or Shareholders of more than 5% of our voting shares. None of our Directors, proposed Directors or executive officers has, during the past ten years, been involved in any material bankruptcy, criminal or securities law proceedings.

Family and Certain Other Relationships

There are no family relationships among the members of the Board or the members of senior management of the Company. There are no arrangements or understandings with customers, suppliers or others, pursuant to which any member of the Board or member of senior management was selected. As of November 30, 2014, Electrum held 84,569,479 Common Shares, representing approximately 26.7% of the Company’s outstanding shares.  Pursuant to the Unit Purchase Agreement dated December 31, 2008 between the Company and Electrum, the Company provided Electrum with the right to designate an observer at all meetings of the Company’s Board and any committee thereof so long as Electrum and its affiliates hold not less than 15% of the Company’s Common Shares. Electrum designated Igor Levental as its observer at the Company’s Board meetings. In July 2010, the Company appointed Igor Levental as a Director of the Company. In November 2011, Dr. Thomas Kaplan, was appointed the Chairman of the Company’s Board. Dr. Kaplan is also the Chairman and Chief Investment Officer of The Electrum Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's named executive officers (“NEOs”), Directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. NEOs, Directors and such 10% Shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.  The Company believes all transactions required to be reported pursuant to Section 16(a) were timely reported by the Company's NEOs, Directors and greater than 10% Shareholders for the fiscal year ended November 30, 2014.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as described in this Circular, no (i) person who has been a Director or executive officer of the Company at any time since the beginning of the Company’s last financial year, (ii) proposed nominee for election as a Director, or (iii) associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting.

Independence of Directors

The Board determined that the following Directors qualify as independent under the applicable standards of the NYSE-MKT, SEC rules and National Instrument 52-110: Ms. Dowdall and Messrs. Faber, Levental, Madhavpeddi, McConnell, Nauman, Walsh, and effective April 30, 2015, Mr. Van Nieuwenhuyse.  Dr. Kaplan is not considered to be independent because he is the Chairman and Chief Investment Officer of The Electrum Group, which manages the portfolio of Electrum, the single largest Shareholder of the Company.  Mr. Lang is not considered to be independent because he is the Company’s President and Chief Executive Officer.  Mr. Leathley is not considered to be independent because he was the Company’s Senior Vice President and Chief Operating Officer from November 2010 to November 2012.

COMPENSATION DISCUSSION & ANALYSIS

Overview

The following section of the Circular presents information regarding the design, governance, and implementation of the Company’s compensation program. During 2012, the Company implemented a fundamental restructuring which repositioned the Company as a pure gold play focused on permitting and developing its 50%-owned flagship property, Donlin Gold, one of the world's largest-known undeveloped gold deposits. The restructuring included the spinout to the Company’s shareholders of NovaCopper Inc., the hiring of Greg Lang as President and CEO, and his recruitment of a new executive team with demonstrated experience in permitting, engineering, building and operating large, open pit, gold mines in remote locations. Because of the unique attributes of Donlin Gold and the Company’s relationships with major international mining companies at both the Donlin Gold and Galore Creek properties, the Company designed its compensation program to attract, retain, and incentivize individuals who have experience with large scale development properties and in senior management roles with large international mining companies. The Board and management believe that every employee should be an owner of the Company because ownership is fundamental to aligning management’s and employees’ interests with the interests of all shareholders. As a result, share-based compensation is an important component of the Company’s compensation program.  In addition, the Company is committed to aligning management compensation with shareholder interests through performance-based compensation.  However, as both Donlin Gold and Galore Creek are in the development stage, the Company is not able to use typical operating company metrics (e.g., revenues, costs, production, net income) as the basis for the performance-based components of its compensation program. During 2014, the Compensation Committee worked extensively with management and with its compensation consultant, Mercer (Canada) Limited (“Mercer” or the “Compensation Consultant”), to define criteria for all aspects of the Company’s compensation program, in particular the performance-based compensation.

Compensation Governance

The Compensation Committee is a standing committee of the Board and is appointed by and reports to the Board, with a mandate to assist the Board in fulfilling its oversight responsibilities related to:

•	appointment, performance evaluation and compensation of the Company's CEO and other executive officers of the Company;

•	succession planning relating to the CEO, other executive officers and other key employees, including appointments, reassignments and terminations;

•	compensation structure for the CEO and other executive officers including annual, mid-term and long-term incentive plans involving share issuances or share awards;

•	determination of Director compensation; and

•	share ownership guidelines for the CEO, other executive officers and Directors.

The charter of the Compensation Committee is available at www.novagold.com under the Corporate Governance tab.  More information regarding the responsibilities and operation of the Compensation Committee and the process by which compensation is determined is discussed elsewhere in this “Statement of Executive Compensation” and below under the heading “Director Compensation”.

For the year ended November 30, 2014, the Compensation Committee consisted of three independent Directors: Mr. Madhavpeddi, Ms. Dowdall and Mr. Walsh.  Mr. Walsh replaced Mr. McConnell on the Compensation Committee effective June 5, 2014.  Mr. Madhavpeddi is the Chair of the Compensation Committee.  All current members of the Compensation Committee are non-executive Directors of the Company and satisfy all applicable independence standards of the NYSE-MKT and are “outside directors” as defined by Section 162(m) of the Internal Revenue Code.  The Compensation Committee met nine times in the fiscal year ended November 30, 2014.  More information regarding the qualifications of each of the members of the Compensation Committee is provided in “Information Concerning the Board of Directors and Executive Officers” above.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The Compensation Committee has directly engaged the independent Compensation Consultant to provide specific support to the Compensation Committee in determining compensation for the Company’s officers and Directors, including during the most recently completed fiscal year. Such analysis and advice from the Compensation Consultant includes, but is not limited to, executive compensation policy (for example, the choice of companies to include in the Peer Group and compensation philosophy), total compensation benchmarking for the NEOs, and incentive plan design. In addition, this support has also consisted of (i) the provision of general market observations throughout the year with respect to market trends and issues; (ii) the provision of benchmark market data; and (iii) attendance at two Compensation Committee meetings to review market trends and issues, and one other meeting at which market analysis findings are presented to the Compensation Committee. Decisions made by the Compensation Committee, however, are the responsibility of the Compensation Committee and may reflect factors and considerations other than the information and recommendations provided by the Compensation Consultant. In addition to this mandate, the Compensation Consultant provides general employee compensation consulting services to the Company; however, these services are limited in size and scope and are of significantly lesser value than those provided related to executive officer and Director compensation.

The Compensation Committee Chair pre-approves a Statement of Work provided by the Compensation Consultant prior to the start of the annual executive officer and Director compensation reviews or any other project that needs to be completed. The Statement of Work confirms the work that the Compensation Consultant is asked to complete and its fees.  The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and concluded that the Compensation Consultant’s work for the Compensation Committee does not raise any conflict of interest.

The fees paid to the Compensation Consultant for services performed in fiscal year 2014 were C$43,550 to assist the Compensation Committee in developing the Company’s compensation policies and programs.  No other fees were paid to the Compensation Consultant for services provided during the fiscal year ended November 30, 2014.  The Compensation Consultant is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”).  Marsh Risk & Insurance Services (“Marsh”), an MMC affiliate, provides insurance broker services to the Company. The engagement of Marsh did not require or receive approval of the Board or the Compensation Committee. During the year ended November 30, 2014, Marsh billed the Company $133,150 for insurance brokerage services. With respect to the engagement of Mercer, the Compensation Committee considered various factors that may impact the independence of Mercer, including the amounts payable to Mercer and Marsh as described above, and whether any other relationships existed between Mercer or Marsh, on the one hand, and any executive officer of the Company or any member of the Board, on the other hand, and the Compensation Committee determined that a conflict did not exist.

Risk Assessment of Compensation Policies and Practices

Annually, the Compensation Committee conducts a risk assessment of the Company’s compensation policies and practices as they apply to all employees, including all executive officers. The design features and performance metrics of the Company’s cash and stock-based incentive programs, along with the approval mechanisms associated with each, are evaluated to determine whether any of these policies and practices would create risks that are reasonably likely to have a material adverse effect on the Company.

As part of the review, the following characteristics of the Company’s compensation policies and practices were noted as being characteristics that the Company believes reduce the likelihood of risk-taking by the Company’s employees, including the Company’s officers and non-officers:

•	The Company’s compensation mix is balanced among fixed components such as salary and benefits, annual incentive payments and long-term performance-based incentives, including PSUs and stock options.

•
The Compensation Committee, under its charter, has the authority to retain any advisor it deems necessary to fulfill its obligations and has engaged the Compensation Consultant. The Compensation Consultant assists the Compensation Committee in reviewing executive compensation and provides advice to the Committee on an as-needed basis.

•
The annual incentive program for the executive management team, which includes each of the NEOs, is approved by the Board. Individual payments are based on a combination of quantitative metrics as well as qualitative and discretionary factors.

•	Stock-based awards for all employees are recommended by the Compensation Committee and approved by the Board.

•	The Board approves the compensation for the President and CEO based upon a recommendation by the Compensation Committee, which is comprised entirely of independent Directors.

•
The nature of the business in which the Company operates requires some level of risk taking to acquire reserves and to develop mining operations in the best interest of all stakeholders. Consequently, the executive compensation policies and practices have been designed to encourage actions and behaviors directed towards increasing long-term value while limiting incentives that promote excessive risk taking.

Based on this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Employees of NOVAGOLD, including NEOs, and Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the employee or Director.  Additionally, the Company does not permit any employees or Directors to pledge Company securities to secure personal debts or loans.

Peer Group

On August 22, 2014, the Compensation Committee retained the Compensation Consultant to assist the Compensation Committee in determining appropriate levels for each of the three main components of total direct compensation for the Company’s Directors and NEOs. The Compensation Consultant’s work encompasses a review of the Company’s executive compensation philosophies against a comparable peer group of mining companies using the publicly available filings of the peer companies.

A compensation peer group of mining companies has been developed using the following selection criteria:

•	Canadian and/or U.S. listed companies;
•	market capitalization and total assets similar to the Company;
•	gold, diversified metals and mining, or precious metals/minerals industry;
•	complexity of operation/business strategy relative to the Company; and
•	experienced, full-time executive team.

The Company considers the above selection criteria to be relevant because the criteria reflect the types of companies and the market in which the Company primarily competes for talent.

Based upon considerations of company size, stage of development and operating jurisdictions, the following peer group companies were selected:

Alacer Gold Corp	Hecla Mining Co.
Alamos Gold Inc.	IAMGOLD Corp.
Allied Nevada Gold Corp	Lake Shore Gold Corp.
Argonaut Gold Inc.	New Gold Inc.
Aurico Gold Inc.	Pretium Resources Inc.
Centerra Gold Inc.	Silver Standard Resources Inc.
Detour Gold Corp.	Stillwater Mining Co.
Gabriel Resources Ltd.	Taseko Mines Ltd.

(collectively, the “Peer Group”).

Statement of Executive Compensation

This Compensation Discussion and Analysis describes and explains the significant elements of the Company’s executive compensation program which was implemented during the 2014 fiscal year to attract, retain and incentivize the Company’s NEOs.

The Company’s current NEOs are:

•	Mr. Gregory Lang, President and CEO (“CEO”);

•	Mr. David Deisley, Executive Vice President, General Counsel and Corporate Secretary (“EVP”); and

•	Mr. David Ottewell, Vice President and CFO (“CFO”).

Executive Compensation Philosophy

The Company has a pay-for-performance philosophy and the compensation programs of the Company are designed to attract and retain executive officers with the talent and experience necessary for the success of the Company.  As directed by the Compensation Committee, the Company has a compensation philosophy to pay above the median of its Peer Group companies.  Factors which influence this policy include the large size and scale of the Company’s precious metals deposits as compared to those of the other Peer Group companies and the acknowledgement that managing these resources requires an executive team with extensive experience and skills in advancing significant deposits into production.  Additionally, the Company is working with senior mining partners to advance two of its projects and needs to attract and retain executives with specialized skills, knowledge and experience which come from working for and with large mining companies to advance these substantial projects.  Such skills and knowledge include the areas of geology, engineering, logistical planning, preparation of feasibility studies, permitting, mine construction and operation, government and community affairs, marketing, financing and accounting.  The Peer Group companies were selected to reflect the fact that the Company’s assets are in the development stage.

The decision to pay the Company’s executive officers above the median of the Peer Group reflects the fact that the Company competes for executive talent with senior mining companies to secure the knowledge, skills and experience necessary to shepherd NOVAGOLD’s world-class assets through a complex and highly technical development stage toward a construction decision.  A significant portion of total direct compensation is dependent on actual performance measured against short-term and long-term goals of the Company and the individual, as approved by the CEO and the Board.

The Compensation Committee of the Board evaluates each officer position to establish skill requirements and levels of responsibility. The Compensation Committee, after referring to market information provided by its outside compensation advisor, Mercer, makes recommendations to the Board regarding compensation for the officers.  The Company regularly meets directly with its major Shareholders to discuss a variety of matters relevant to the Company.  At the request of the Compensation Committee, the Company includes the issue of executive compensation in such discussions and provides feedback from the Shareholders to the Compensation Committee.

The Compensation Committee currently targets NEO compensation as follows:

Base Salary – 62.5th percentile of the Peer Group companies (as defined in the “Peer Group” section below)

Total Cash Compensation (base salary & annual incentive) – 62.5th percentile of the Peer Group companies

Total Direct Compensation (base salary, annual incentive & long-term incentive compensation) – 75th percentile of the Peer Group companies

Executive Compensation Objectives and Elements

In establishing compensation objectives for NEOs, the Compensation Committee seeks to accomplish the following goals:

•	Recruit and subsequently retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions at Peer Group companies.

•	Incentivize executives to achieve important corporate and personal performance objectives and reward them when such objectives are met.

•	Align the interests of executive officers with the long-term interests of Shareholders through participation in the Company’s stock-based compensation plans.

During 2014, the Company’s executive compensation package consisted of the following principal components: base salary, annual incentive cash bonus, various welfare plan benefits, 401(k) retirement account (“401(k)”) employer matching funds for U.S. NEOs, and long-term incentives in the form of stock options and Performance Share Units (“PSUs”).

The following table summarizes the different elements of the Company’s total compensation package for all employees, including the NEOs:

COMPENSATION ELEMENT	OBJECTIVE	KEY FEATURE
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities.	Base salary bands were created and are reviewed annually based on the 62.5th percentile of the Peer Group market data for base salary. Actual increases are based on individual performance.
Annual Incentive Plan	Reward for short-term performance against corporate and individual goals.
Cash payments based on a formula. Each
NEO has a target opportunity based on the
62.5th percentile of the Peer Group market
data for total cash. Actual payout depends on
performance against annual corporate and
individual goals.

Stock Options	Align executives’ interests with those of Shareholders, encourage retention and reward long-term Company performance.
Calculations are based on targets for each
NEO determined by targeting the 75th
percentile of the Peer Group market data for
total direct compensation. Stock option
grants generally vest over 2 years and have a
5-year life.

Performance Share Units (“PSUs”)	Align executives’ interests with those of Shareholders, encourage retention and reward long-term Company performance.
Calculations are based on targets for each
NEO determined by targeting the 75th
percentile of the Peer Group market data for
total direct compensation. PSU grants cliff
vest (typically two years from the grant date)
and actual payout depends upon the
performance against corporate and individual
goals as established in the grant.

Employee Share Purchase Plan	Encourage ownership in the Company through the regular purchase of Company shares from the open market.	Employees may contribute up to 5% of base salary and the Company matches 50% of the employee’s contribution.
Retirement Plans: 401(k) Plan (U.S. employees) RRSP (Canadian employees)	Provide retirement savings.
401(k) – Company matches 100% of the
employee’s contribution up to 5% of base
salary, subject to applicable IRS limitations.
RRSP – Company matches 100% of the
employee’s contribution up to 5% of base
salary, subject to applicable CRA
limitations.

Welfare Plan Benefits	Provide security to employees and their dependents pertaining to health and welfare risks.	Coverage includes medical, dental and vision benefits, short- and long-term disability insurance, life and AD&D insurance and an employee assistance plan.

Annual Compensation Decision-Making Process

Each year, the executive team establishes goals and objectives for the upcoming year that include key priorities and initiatives. The CEO presents these goals and objectives to the Compensation Committee and Board for approval. Similarly, the CEO and the Chair of the Compensation Committee work together to establish individual goals and objectives for the CEO for the upcoming fiscal year and the CEO follows a similar process with the other NEOs.

The Company’s 2015 corporate goals include:

•	Advance the Donlin Gold project toward a construction/production decision.
•	Advance Galore Creek mine planning and project design.
•	Evaluate opportunities to monetize the value of Galore Creek.
•	Maintain a healthy balance sheet.
•	Maintain an effective corporate social responsibility program.

Performance relative to the corporate goals is reviewed at year-end and performance ratings are determined for the Company by the Board and for each of the NEOs by the Compensation Committee. These Company and individual performance ratings are used in making decisions and calculations related to base salary increases, annual incentive payments, and grants of stock options and PSUs.

The Board can exercise discretion in determining the appropriate performance rating for the Company and for the executive officers based on their evaluation of performance against goals set at the beginning of the year. The size of any payment or award is dependent on the Company and the individual performance ratings as determined by the Compensation Committee and Board.  The ratings can range between 0% and 150%, with 100% being the target and 150% being the maximum.

The Compensation Committee makes a recommendation to the Board regarding the NEOs’ base salary, annual incentive payments, and stock option and PSU grants.

Base salary increases, if granted, are effective January 1st of each year and annual incentive payments are usually made shortly after the end of the fiscal year, which concludes each year on November 30th.

The bar graph below illustrates the total direct compensation pay mix targets for each of the positions held by the NEOs for fiscal year 2015, which remain unchanged from 2014:

The bar graph below illustrates the actual pay mix for each NEO for compensation earned in fiscal year 2014, although the annual incentive amounts were paid in fiscal year 2015 and the long-term incentive amounts were awarded in fiscal year 2015 in the form of stock option and PSU grants.

Compensation Elements

After compiling information based on salaries, bonuses and other types of cash and equity based compensation programs obtained from the public disclosure records of the Peer Group, the Compensation Consultant reported its findings to the Compensation Committee and made recommendations to the Compensation Committee regarding compensation targets for Directors and NEOs.

The Compensation Committee has set the following compensation targets for the Company’s NEOs for the 2015 fiscal year:

•	CEO

o	Base Salary – 62.5th percentile of Peer Group

o	Annual Incentive Target – 100% of base salary

o	Long Term Incentive Target – 375% of base salary

•	EVP and CFO

o	Base Salary – 62.5th percentile of Peer Group

o	Annual Incentive Target – 80% of base salary

o	Long Term Incentive Target – 250% of base salary

Base Salary

Salaries for officers are determined by evaluating the responsibilities inherent in the position held and each individual’s experience and past performance, as well as by reference to the competitive marketplace for management talent at the Peer Group companies. The Compensation Committee refers to market information provided by the Compensation Consultant on an annual basis.  The Compensation Consultant matches the executives to those individuals performing similar functions at the Peer Group companies. For the 2014 fiscal year, the Company set the 62.5th percentile of this market data as a target to determine the salary bands for the NEOs.

As a result of the compensation review conducted in 2014, the Compensation Committee has recommended leaving the current salary bands unchanged for 2015.

The Company targets base salaries above the median of salaries paid by the Peer Group companies to assist in attracting and retaining the highly experienced people that the Company needs to be successful.  The decision to pay the Company’s executive officers above the median of the Peer Group, which consists of junior miners, reflects the fact that the Company competes for executive talent with senior mining companies to secure the knowledge, skills and experience necessary to shepherd NOVAGOLD’s world-class assets through a complex and highly technical development stage toward a construction decision.

If an NEO is fully competent in their position, the NEO will be paid between 95% and 105% of the guidepost. Developing NEOs would be paid between 80% and 94% of the guidepost and NEOs who are highly experienced and consistently perform above expectation can be paid between 106% and 120% of the guidepost.

NEO’s Base Salary Compared to Salary Band Guideposts

NEO	2015 Base Salary Compared to Salary Band Guidepost	Reason
Gregory Lang	Above: 107% of guidepost
Mr. Lang’s base salary is above the salary range guidepost for his role and level due to his past experience and current performance.  Specifically, Mr. Lang brings his previous experience as President & CEO of Barrick U.S. Gold, his mine engineering and operations experience, his good reputation in the industry, and his excellent relationships with the stakeholders in the Company’s two primary assets.

David Deisley	Above: 112% of guidepost
Mr. Deisley’s base salary is above the salary range guidepost for his role and level due to his experience and current performance.  Mr. Deisley has significant previous experience as Executive Vice President and General Counsel of Goldcorp, as in-house and General Counsel of Barrick U.S. Gold, and he has cultivated good relationships with the Alaskan stakeholders in the Company’s Donlin Gold project.  Additionally, Mr. Deisley is regarded as a human rights expert relative to the impact of large natural resource projects on indigenous people.

David Ottewell	Below: 88% of guidepost
Mr. Ottewell’s base salary is below the salary range guidepost for his role and level due to the fact that this is Mr. Ottewell’s first position at the CFO level.  His current and past performance has been excellent, and his previous experience as the Vice President and Controller for Newmont Mining has prepared him for the additional responsibilities incumbent upon the Vice President and CFO position at the Company.

Base Salary Increases for 2015

The Board approved the following base salary increases for 2015, as recommended by the Compensation Committee:

NEO	Title	2014 Base Salary	2015 Base Salary	% Change
Gregory Lang	President & CEO	$695,250	$716,100	3%
David Deisley	EVP, General Counsel and Corporate Secretary	$437,750	$450,900	3%
David Ottewell	VP & CFO	$341,250	$354,900	4%

Annual Incentive Plan

At the end of each fiscal year, the Compensation Committee reviews actual performance against the objectives set by the Company and the NEOs for such fiscal year. The assessment of whether the Company’s objectives for the year have been met includes, but is not limited to, considering the quality and measured progress of the Company’s development stage projects, protection of the Company’s treasury, corporate alliances and similar achievements.

The Company considers the 75th percentile of the Peer Group market data for annual incentive targets for NEOs.

The formula for determining NEO annual incentive payments each year is as follows:

[(Corporate Performance Rating x 80%) + (Individual Performance Rating x 20%)] x (Target % x Base Salary) = Annual Incentive Payment

The corporate performance component is weighted more heavily than the individual performance component in the formula above for each of the NEOs.

Annual Incentive Payment for 2014

Actual incentive awards for 2014 were based on performance relative to goals and initiatives set for 2014. Performance is measured in two areas: corporate and individual.  Performance ratings for each area range from 0% to 150%.

Discussions around corporate goals for the following year commence during a strategy session held in the fall of the preceding year. All NEOs, the other officers and some managers are involved in the strategy session. During the session, goals and initiatives are set in the following areas: Corporate Goals and Project Goals. These corporate goals and objectives are approved by the Board.  Individual goals and objectives flow from the corporate goals and objectives to ensure that everyone’s efforts are linked to the success of the Company.

The Company also focuses on setting goals and objectives around its core values which include safety, sustainability, accountability, communication, empowerment, integrity, respect and teamwork.

The following table describes the 2014 annual incentive payment calculation for NEOs paid in fiscal year 2015 based on performance in 2014:

NEO	Annual Incentive Target (as a % of annual base salary)	2014 Annual Incentive Payment	2014 Corporate Weight/Rating	2014 Individual Weight/Rating
Gregory Lang	100%	$862,110	80% / 120%	20% / 140%
David Deisley	80%	$434,238	80% / 120%	20% / 140%
David Ottewell	80%	$335,790	80% / 120%	20% / 135%

The 2014 Corporate Goals included:

•	Advance permitting of the Donlin Gold project.
•	Maintain a healthy balance sheet.
•	Undertake Galore Creek technical studies to build on successful 2012 and 2013 drill results.
•	Evaluate opportunities to monetize the value of Galore Creek.
•	Maintain an effective corporate social responsibility program.

The Compensation Committee determined that these goals generally were successfully achieved. In establishing the corporate weighting percentage, the Compensation Committee specifically considered the following results that were achieved during 2014.

Advancement of the Donlin Gold project

In 2014, permitting activities continued at Donlin Gold and were mainly focused on preparation of the draft Environmental Impact Statement (EIS). The EIS is required by the National Environmental Policy Act (NEPA), the act that governs the process by which most major projects in the United States are evaluated. The EIS is also, in large part, a determining factor in the overall EIS timeline which, for Donlin Gold, commenced in 2012 and is anticipated to take approximately four years to complete. This document is comprised of four main sections which:

•
Outline the purpose and the need for the proposed mine. The management of Donlin Gold LLC and its Native Corporation partners, Calista Corporation and The Kuskokwim Corporation (TKC), jointly contributed to the preparation of this section which highlights the need for the development of the proposed mine and the benefit it would bring to its stakeholders.

•
Identify and analyze a reasonable range of alternatives to the mine development proposed by Donlin Gold which comprise variations on certain mine site facility designs, as well as local transportation and power supply options.

•
Involve the preparation of an environmental analysis of the proposed action and reasonable alternatives (including a no action alternative), which identifies and characterizes the potential biological, social, and cultural impacts relative to the existing baseline conditions. This portion normally constitutes the most extensive part of the EIS.

•	Describe potential mitigation measures intended to reduce or eliminate the environmental impacts described in the impact analysis section.

During the second quarter of 2014, the U.S. Army Corps of Engineers (the “Corps”), the lead agency for the Donlin Gold EIS, and cooperating agencies completed the alternatives identification, establishing a reasonable range of alternatives to be evaluated in the EIS. Outstanding environmental baseline data and analysis required to complete the draft EIS were compiled and provided to the Corps through the third quarter of 2014. During the fourth quarter, the Corps distributed the initial drafts of the Environmental Consequences sections of the draft EIS to the cooperating agencies who provided input to the Corps prior to the end of December 2014. The Corps and AECOM, its EIS contractor, presently are considering the agencies’ comments and will incorporate the relevant changes into the draft EIS, which is on schedule to be issued for public comment in 2015. The Corps and AECOM also continued their public outreach efforts, holding meetings in local communities and participating in local radio programs during the second half of 2014.

In addition, Donlin Gold LLC continues to work simultaneously with other permitting agencies on other major permit applications, such as air quality, water discharge and usage, gas pipeline, wetlands, rights-of-way, and dam safety.

Beyond permitting, on September 4, 2014 the Company announced that it has invested in the National Fish and Wildlife Foundation’s (“NFWF”) Alaska Fish and Wildlife Fund conservation initiative designed to protect, conserve and restore fish and wildlife in Alaska. Some of the proposed projects and locally-led efforts are in the Yukon-Kuskokwim (“Y-K”) region where the Donlin Gold project is located. The program will integrate NFWF’s expertise with Donlin Gold’s wealth of baseline data and regional experience and ecological knowledge of Native Alaskans to enhance fish and wildlife in Alaska for many years to come.

On June 9, 2014, the Company announced that Donlin Gold LLC and TKC reached an updated long term Surface Use Agreement for the Donlin Gold project. This agreement has been extended to coincide with the term of the Exploration and Mining Lease with the Calista Corporation and continues so long as production continues at the project. This agreement:

•	provides direct compensation to TKC through payments for project milestones, annual surface use and mine operation;

•
includes a coordinated and consultative approach between Donlin Gold and TKC regarding annual project planning, reclamation as well as preparation of a subsistence harvest plan for affected surface lands;

•
gives preference to TKC for contracts, hiring and training TKC shareholders, as well as funding scholarships and working with federal, state and local entities to help create and fund a training facility in the region; and

•	commits to an exclusive contract with TKC for the construction and operations of an upriver port site.

Donlin Gold remains actively engaged in sponsorship activities at the community level, supporting local youth in leadership endeavors, visiting communities in the Y-K region and executing on its workforce development strategy. Throughout 2014, Donlin Gold continued to promote safety, education and workforce development by supporting local and regional events, scholarships and programs. We led and participated in multiple community meetings throughout the region. Additionally, Donlin Gold participated in the annual spring Clean Up Green Up event, where a record of 52 villages participated this year.

Galore Creek project

In the first quarter of 2014, the Company announced drill results of Galore Creek’s 2013 campaign which identified extensions to the copper-gold mineralization into, as well as adjacent to, the 2012 Legacy zone discovery. The focus in 2014 was to incorporate the drilling results from the 2012 and 2013 programs into a model to advance mine planning and project design. As a follow-up to the workshops conducted in the second quarter, activities in the third and fourth quarters focused on narrowing down possible scenarios for optimizing the integrated mining and waste and water management plan in the Galore Valley.

We expect this effort to further improve the value and marketability of the Galore Creek project. Our strategy includes the monetization of the Galore Creek project, in whole or in part, to strengthen our balance sheet and focus primarily on the permitting of Donlin Gold. GCMC remains active in the community, sponsoring local fundraising events, supporting Tahltan literacy camps, as well as providing assistance and funding for research on the Tahltan language dictionary.

Maintained our strong financial position

•
Expenditures to fund our operations and our 50% share of each of the Donlin Gold and Galore Creek projects totaled $25.8 million, $4.2 million less than planned and $12.5 million lower than 2013 spending.

•
Cash and term deposits totaled $165.3 million at November 30, 2014, sufficient to repay the remaining $15.8 million of the outstanding Notes due in May 2015 and to advance the Donlin Gold project through the remaining expected permitting process.

NEO Individual Performance Ratings

In establishing the individual performance ratings, the Compensation Committee considered the following factors with respect to each of the NEOs.

Mr. Lang was awarded his annual bonus in recognition of his leadership skills and personal performance, as well as the significant contributions he made to the Company in 2014.  Specifically, his leadership led to the advancement of the permitting process at the Donlin Gold project, execution of the updated long term Surface Use Agreement for the Donlin Gold project, and streamlining Company processes which resulted in significant cost savings to the Company.

Mr. Deisley was awarded his annual bonus in recognition of his leadership of the legal team and his significant contributions to the Company’s community relations and permitting efforts.  Specifically, he is recognized for his efforts with respect to cost saving measures resulting from the favorable conclusion of various non-material litigation matters, his direct involvement in the negotiation and execution of the updated long term Surface Use Agreement for the Donlin Gold project and his assistance with the legal matters related to the Company’s transition to U.S. domestic filer status.  Mr. Deisley has also developed excellent relationships with the stakeholders as well as the state, provincial and federal entities involved in the Donlin Gold and the Galore Creek projects.  Also during 2014, Mr. Deisley participated as a panelist or presenter on the topic of human rights and the extractive industries at events hosted by the Harvard Human Rights Journal, the World Bank, the International Bar Association, the S.J. Quinney College of Law at the University of Utah, and the University of Oklahoma.

Mr. Ottewell was awarded his annual bonus in recognition of his leadership of the Company’s finance, accounting and human resources functions.  During 2014, Mr. Ottewell successfully led the accounting and finance department through the transition to U.S. domestic filer status and ensured that the Company maintained a healthy balance sheet while meeting all of its financial obligations.

Stock-Based Incentive Plans (Long-Term Incentives)

Stock-based grants are generally awarded to officers at the commencement of their employment and periodically thereafter. Annual grants of stock options and/or PSUs are made based on a target percentage of base salary for each NEO. The purpose of granting stock options and/or PSUs is to assist the Company in compensating, attracting, retaining and motivating directors, officers, employees and consultants of the Company and to closely align the personal interests of such persons to those of the Shareholders. These equity vehicles were chosen because the Company believes that these vehicles best incentivize the team to focus their efforts on increasing Shareholder value over the long-term.

The Company targeted the 75th percentile of the total direct compensation data provided by the Compensation Consultant for the NEOs.  Based on the results of the 2014 compensation review, no changes are planned for the stock based compensation targets for 2015.  The Company uses two different plans for stock-based grants for its NEOs, the Stock Award Plan and the PSU Plan. The percentage of stock options versus PSUs granted is determined by the Compensation Committee for each grant.  The Company’s Stock Award Plan was adopted on May 11, 2004, and the PSU Plan was adopted on May 26, 2009.  The Stock Award Plan is for the benefit of the officers, Directors, employees and consultants of the Company or any subsidiary company, and the PSU Plan is for the benefit of the officers, employees and consultants of the Company or any subsidiary company.  Stock options granted to the NEOs pursuant to the Stock Award Plan as of the date hereof each have a five-year life and vest over two years: 1/3 on the grant date, 1/3 on the first anniversary of the grant and 1/3 on the second anniversary of the grant date.  PSUs granted to the NEOs pursuant to the PSU Plan as at the date hereof generally have a two-year period between the grant date and the maturity date, when a vesting determination is made.

Stock-Based Grants for 2014

In 2014 the Board of Directors approved the grant of a total of 2,455,000 stock options and 995,800 PSUs to Mr. Lang, Mr. Deisley and Mr. Ottewell in recognition of their performance during 2014.  These grants represent awarding 50% of each NEO’s long-term incentive award value in stock options and 50% in PSUs.  The value of each NEO’s long-term incentive award is calculated as follows:

[(Individual Performance Rating % x Long Term Incentive (“LTI”) Target %) x Base Salary] = LTI $ Value

Half of the resulting LTI $ Value is then divided by the Black-Scholes value of the Company’s Common Shares at fiscal year-end to arrive at a number of stock options to be granted.  The remaining half of the LTI $ Value is divided by the closing price of the Company’s Common Shares on the TSX at fiscal year-end to determine the number of PSUs to be granted.

The PSUs granted to the NEOs listed below will vest on December 1, 2016.  The number of PSUs vesting for each NEO will be based on the performance of the Company’s Common Share price relative to the share price of the Peer Group companies between the PSU grant date and December 1, 2016.  The Compensation Committee has determined that applying other types of performance criteria to the PSUs based upon Company revenues is inappropriate at this time as the Company’s assets are in the development stage.

These stock options and PSUs granted to the NEOs in fiscal year 2015 based on performance in fiscal year 2014 represented approximately 1.08% of the total Common Shares issued and outstanding as of November 30, 2014.

The following table describes the long-term incentive grants to NEOs made in fiscal 2015 based on performance in fiscal 2014:

NEO	Long-term Incentive Target (as a % of Base Pay)	Stock Option Grant #	Stock Option Grant as % of Total Shares Outstanding(1)	Stock Option Exercise Price (C$)	PSU Grant #	PSU Grant as % of Total Shares Outstanding(1)
Gregory Lang	375%	1,414,750	0.44%	3.18	573,850	0.18%
David Deisley	250%	593,850	0.18%	3.18	240,900	0.07%
David Ottewell	250%	446,400	0.14%	3.18	181,050	0.05%

(1)               As of November 30, 2014 the Company had a total of 317,288,472 Common Shares issued and outstanding.

Grants of Plan-Based Awards

No stock option awards were re-priced during fiscal year 2014.

The following table provides information related to grants of plan-based awards to our NEOs in fiscal year 2014.

Grants of Plan-Based Awards
NEO (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (3) (#) (j)	Exercise or Base Price of Option Awards (C$/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Gregory Lang	07-Jan-2014	-	-	-	0	754,000	1,131,000	-	1,865,150	$2.90	$4,269,241
	n/a	0	695,250	1,042,875	-	-	-	-	-	-	-
David Deisley	07-Jan-2014	-	-	-	0	316,500	474,750	-	782,900	$2.90	$1,792,042
	n/a	0	350,200	525,300	-	-	-	-	-	-	-
David Ottewell	07-Jan-2014	-	-	-	0	233,400	350,100	-	577,300	$2.90	$1,321,478
	n/a	0	273,000	409,500	-	-	-	-	-	-	-

(1)               Annual Incentive Plan estimated payments based upon performance in fiscal year 2014.
(2)               Performance Share Unit Awards granted January 7, 2014 will be measured and, if appropriate, paid out in December 2015.
(3)               Grants under the 2004 Stock Award Plan.

Outstanding Option-Based and Share-Based Awards

The following table sets out information concerning all option-based and share-based awards outstanding for each NEO as of November 30, 2014, which disclosure includes awards granted before the most recently completed financial year.  Stock options include vested and unvested amounts.

NEO	Option-Based Awards					Share-Based Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the-money Options C$(1)	Number of Shares or Units of Shares that have not Vested	Market or Payout Value of Shares or Units of Shares that have not Vested C$(2)
Gregory Lang	09-Jan-2012	500,000	$10.12(3)	06-Dec-2016	Nil
	08-Jun-2012	500,000	$6.17	07-Jun-2017	Nil
	05-Dec-2012	660,000	$4.38	04-Dec-2017	Nil	260,000	$826,800
	07-Jan-2014	1,865,150	$2.90	06-Jan-2019	$522,242	754,000	$2,397,720
David Deisley	01-Nov-2012	500,000	$4.60	03-Sep-2017	Nil
	05-Dec-2012	310,000	$4.38	04-Dec-2017	Nil	130,000	$413,400
	07-Jan-2014	782,900	$2.90	06-Jan-2019	$219,212	316,500	$1,006,470
David Ottewell	13-Nov-2012	300,000	$4.99	09-Sep-2017	Nil
	05-Dec-2012	240,000	$4.38	04-Dec-2017	Nil	100,000	$318,000
	07-Jan-2014	577,300	$2.90	06-Jan-2019	$161,644	233,400	$742,212

(1)	Based on the price of the Company’s Common Shares on the TSX as of November 28, 2014 of C$3.18 less the option exercise price.
(2)	Based on the price of the Company’s Common Shares on the TSX as of November 28, 2014 of C$3.18.
(3)
The exercise prices of stock option awards granted prior to April 30, 2012 were adjusted due to the decrease in net assets resulting from the NovaCopper spin-out to 91.1% of the original exercise price.

2014 Option Exercises and Stock Vested

The following table provides information regarding stock that vested from PSU grants and stock options that were exercised by the Company’s NEOs during fiscal 2014. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value is calculated by multiplying the number of vested PSUs by the market value of the underlying shares on the vesting date.

NEO	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting C$
Gregory Lang	Nil	Nil	255,000	$828,750
David Deisley	Nil	Nil	127,500	$414,375
David Ottewell	Nil	Nil	85,000	$276,250

Retirement Plans

The purpose of the Company’s retirement plans is to assist eligible employees with accumulating capital toward their retirement. The Company has an RRSP plan for Canadian employees, whereby employees are able to contribute a portion of their pay and receive a dollar for dollar Company match up to 5% of pay, subject to CRA limitations.  During a portion of fiscal 2014 the Company had a Simple IRA plan for U.S. employees whereby employees were able to contribute a portion of their pay and receive a dollar for dollar Company match up to 3% of their pay.  The Simple IRA plan was discontinued as of December 31, 2013.  Effective January 1, 2014, the Company opened a 401(k) retirement savings plan for U.S. employees whereby employees are able to contribute a portion of their pay and receive a dollar for dollar Company match up to 5% of their pay, subject to IRS limitations.

Benefits

The Company’s benefit programs provide employees with health and welfare benefits. The programs consist of medical, dental and vision benefits, life insurance, disability insurance, accidental death and dismemberment insurance, and an employee assistance plan. The only benefit that NEOs receive beyond those provided to other employees is eligibility for a paid annual executive physical.

Realized and Realizable Pay

To facilitate the Shareholders’ comparison of executive pay and performance, the Company is also disclosing the “realized pay” for each of its NEOs. Another compensation metric known as “realizable pay” is used by some companies and analysts to evaluate executive compensation. At present, there is not a standard means of calculating realized and realizable pay. Generally, “realized pay” is compensation actually received during a specified period and “realizable pay” is the actual and potential value of compensation granted during a specified period, regardless of when the value of that compensation is actually realized. “Realizable pay” typically is presented as a cumulative amount over a defined period. Because the Company’s current NEOs have been employed by the Company for less than three years, the Company believes that reporting each NEO’s “realizable pay” would not provide meaningful information at this time. The Company will continue to monitor developments in executive compensation disclosure and may determine to include information regarding NEO “realizable pay” in future information circulars.

For purposes of the following disclosure, the Company included in “realized pay” the base salary and annual bonus paid during the Company’s fiscal year, the value of PSUs that vested during the Company’s fiscal year, and the value realized with respect to stock options exercised during the Company’s fiscal year. The “realized pay” for each NEO is presented in the following table. Note that these amounts will differ from other disclosure in this Circular because some compensation awarded for performance during the Company’s fiscal year ended November 30, 2014 was not paid until after the end of that period. For example, the bonus reported in the following table was paid during the Company’s fiscal year ended November 30, 2014, but represented the annual bonus for performance during the prior year’s period. Thus, the annual bonus paid for performance during the Company’s fiscal year ended November 30, 2014 will be reported as “realized pay” in next year’s information circular because it was paid after November 30, 2014.

NEOS’ REALIZED PAY DURING THE FISCAL YEARS ENDED NOVEMBER 30, 2013 & 2014
NEO	Base Salary $		Annual Bonus $		Value of PSUs that Vested $(1)		Value Realized from Stock Option Exercise $		Total Realized Compensation $
	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014
Gregory Lang	668,750	693,563	554,610	864,000	Nil	744,052	Nil	Nil	1,223,360	2,301,615
David Deisley	425,000	436,688	49,580	435,200	Nil	372,026	Nil	Nil	474,580	1,243,914
David Ottewell	325,000	339,896	26,110	330,200	Nil	248,017	Nil	Nil	351,110	918,113

(1)               Market value of shares on PSU vesting date.

Executive Share Ownership

In order to align the interests of the Company’s senior executives with those of its Shareholders, the Company also implemented share ownership guidelines for its senior executives in April 2009. Under the guidelines, a senior executive can satisfy the applicable share ownership requirement by holding Common Shares. Stock options and unvested PSUs do not count toward this requirement. Pursuant to the guidelines, senior executives must meet their share ownership requirements by the later of April 1, 2014, or within five years of becoming a senior executive. There are no equity holding period requirements.

For the President and CEO, the share ownership requirement is that amount equal to the value of three times his annual base salary. In the case of the CFO and EVP, the share ownership requirement is that amount equal to the value of two times their annual base salary and, in the case of other executives, one time their annual base salary.

Fiscal Year End NEO Share Ownership

The following table outlines the aggregate value of the Common Shares held by each NEO currently employed by the Company as of November 30, 2014.

NEO	Eligible Share Holdings (Common Shares) #	Share Ownership Guidelines
		Requirement		Proportion of Requirement Met(1)
Gregory Lang	296,550	3 X base salary	$1,800,000(2)	45%
David Deisley	205,867	2 X base salary	$850,000(3)	67%
David Ottewell	106,784	2 X base salary	$650,000(4)	45%

(1)	Based on the closing Common Share price on the NYSE-MKT on November 28, 2014 of $2.76.
(2)
Based on Mr. Lang’s annual salary effective January 9, 2012.  Mr. Lang has until January 9, 2017 to meet the share ownership requirement equal to $1,800,000.  Mr. Lang received an annual salary increase effective January 1, 2013, another on January 1, 2014, and another on January 1, 2015, and has until January 1, 2018, January 1, 2019 and January 1, 2020 to meet the share ownership requirement associated with the salary increase amounts, respectively.

(3)
Based on Mr. Deisley’s annual salary effective November 1, 2012.  Mr. Deisley has until November 1, 2017 to meet the share ownership requirement equal to $850,000.  Mr. Deisley received an annual salary increase effective January 1, 2014, and another effective January 1, 2015, and has until January 1, 2019 and January 1, 2020 to meet the share ownership requirement associated with the salary increase amounts, respectively.

(4)
Based on Mr. Ottewell’s annual salary effective November 13, 2012.  Mr. Ottewell has until November 13, 2017 to meet the share ownership requirement equal to $650,000.  Mr. Ottewell received an annual salary increase effective January 1, 2014, and another on January 1, 2015, and has until January 1, 2019, and January 1, 2020, to meet the share ownership requirement associated with the salary increase amounts, respectively.

March 2015 NEO Share Ownership

NOVAGOLD’s NEOs continually acquire shares through their participation in the Company’s ESPP program, and through the vesting of shares under the Company’s PSU Plan.  The table below describes the aggregate value of the Common Shares held by each NEO currently employed by the Company as of March 18, 2015.

NEO	Eligible Share Holdings (Common Shares) #	Share Ownership Guidelines
		Requirement		Proportion of Requirement Met(1)
Gregory Lang	496,985	3 X base salary	$1,800,000(2)	84%
David Deisley	324,480	2 X base salary	$901,800(3)	100%
David Ottewell	198,065	2 X base salary	$650,000(4)	93%

(1)	Based on the closing Common Share price on the NYSE-MKT on March 18, 2015 of $3.05.
(2)
Based on Mr. Lang’s annual salary effective January 9, 2012.  Mr. Lang has until January 9, 2017 to meet the share ownership requirement equal to $1,800,000.  Mr. Lang received an annual salary increase effective January 1, 2013, another on January 1, 2014, and another on January 1, 2015, and has until January 1, 2018, January 1, 2019 and January 1, 2020 to meet the share ownership requirement associated with the salary increase amounts, respectively.

(3)
Based on Mr. Deisley’s annual salary effective January 1, 2015.  Mr. Deisley is deemed to have met his share ownership requirement.  At such time as Mr. Deisley’s base salary increases, his share ownership requirement will be adjusted and his share ownership recalculated against the new requirement.

(4)
Based on Mr. Ottewell’s annual salary effective November 13, 2012.  Mr. Ottewell has until November 13, 2017 to meet the share ownership requirement equal to $650,000.  Mr. Ottewell received an annual salary increase effective January 1, 2014, and another on January 1, 2015, and has until January 1, 2019, and January 1, 2020, to meet the share ownership requirement associated with the salary increase amounts, respectively.

Transition to Current Executive Team – 2012 An Anomaly in Executive Compensation

During fiscal year 2012 the Company completed a spin-off of some of its assets into a company called NovaCopper.  The spin-off resulted in: (i) a number of the Company’s then executive officers transitioning their employment from the Company to NovaCopper, and (ii) the Company recruiting and hiring a new executive team.  The transition from the prior executive team to the current executive team was completed at the end of fiscal year 2012.  The exit of the prior executive team resulted in various end of employment payments to those executives in 2012; additionally, the hiring of the Company’s new executive team required the payment of inducements of cash and/or Company equity grants to secure employment of the desired individuals.  The combination of end of employment payments, new hire inducement payments and equity grants in fiscal 2012 made 2012 an anomaly in terms of the Company’s executive compensation.  The details of fiscal year 2012 executive compensation are discussed in the Company’s Management Information Circular dated April 4, 2013, which is available at www.sedar.com and at www.sec.gov.

Summary Compensation Table and Company Performance Graph

The summary compensation table below sets out NEO compensation information including annual salary, incentive bonuses and all other compensation earned during the fiscal years ended November 30, 2014, 2013 and 2012.

Name and Principal Position	Fiscal Year	Salary $	Bonus (Annual Incentive Plan) $	Share- Based Awards(1) $	Option- Based Awards(2) $	Non-Equity Incentive Plan Compensation $	Change in pension value and nonqualified deferred compensation earnings $	All Other Compensation(3) $	Total Compensation $
Gregory Lang(4), President and CEO	2014 2013 2012	693,563 668,750 537,500	716,100 864,000 554,610	2,225,803 1,198,897 3,839,135	2,043,437 1,119,494 3,684,551	Nil Nil Nil	Nil Nil Nil	66,536 74,930 56,032	5,743,939 3,924,572 8,671,829
David Ottewell(5), Vice President and CFO	2014 2013 2012	339,896 325,000 17,292	354,900 330,200 26,110	688,995 461,114 726,281	632,483 407,089 588,307	Nil Nil Nil	Nil Nil Nil	32,353 92,353 Nil	2,048,627 1,615,756 1,357,990
David Deisley(6), Executive Vice President, General Counsel and Corporate Secretary	2014 2013 2012	436,688 425,000 35,417	450,900 435,200 49,580	934,306 599,449 1,328,729	857,736 525,823 903,330	Nil Nil Nil	Nil Nil Nil	37,192 168,129 885	2,716,822 2,153,601 2,317,940

(1)	The amounts in respect of share-based awards are based upon the fair value of the grants as of the date of each grant.
(2)
Amounts in respect of option-based awards are based upon the Black-Scholes valuation model. Option-based awards granted during the years ended November 30, 2012, 2013 and 2014 include vested and unvested amounts.

(3)
Amounts in All Other Compensation include Company matching of retirement and share purchase plans, auto allowance, life and disability insurance premiums, tax preparation services and reimbursement for an annual executive physical in 2013 and 2014 for Mr. Lang.  The amounts also include relocation reimbursement and tax gross-ups of $21,574 for Mr. Lang in 2012, $63,103 for Mr. Ottewell and $139,738 for Mr. Deisley in 2013.

(4)	Mr. Lang was appointed President and CEO of the Company effective January 9, 2012.
(5)	Mr. Ottewell was appointed Vice President and Chief Financial Officer of the Company effective November 13, 2012
(6)	Mr. Deisley was appointed Executive Vice President and General Counsel effective November 1, 2012 and Corporate Secretary effective November 19, 2013.

The annual incentives, share-based awards and option based awards are granted as a target percentage of the base pay for each NEO. The proportion of value assigned to stock options and/or PSUs is determined by the Board.  The number of options granted is determined by dividing the dollar value amount to be granted by the value per option determined using the Black-Scholes option valuation model. Inputs used in the Black-Scholes valuation model include the Company’s historical stock prices to determine the stock’s volatility, the expected life of the option, which is based on the average length of time similar option grants in the past have remained outstanding prior to exercise, and the vesting period of the grant. The number of PSUs granted is determined by dividing the dollar value amount to be granted by the Common Share price near the time of the grant to determine the number of share-units.

Equity grants in 2012 for Mr. Lang, Mr. Deisley and Mr. Ottewell were recommended by the Compensation Committee and approved by the Board in order to secure their employment.  Equity grants in 2013 and 2014 for Mr. Lang, Mr. Deisley and Mr. Ottewell were recommended by the Compensation Committee and approved by the Board in order to retain their employment.

See “Compensation Discussion and Analysis” for additional details regarding the information provided above.

Performance Graph

The following graph depicts the Company’s cumulative total Shareholder returns over the five most recently completed fiscal years assuming a C$100 investment in Common Shares on November 30, 2009, compared to an equal investment in the S&P/TSX Composite Index (TSX ticker: ˄TSX) and in the S&P/TSX Global Gold Index (TSX ticker: ˄TTGD) on November 30, 2009.  The Company does not currently issue dividends. The Common Share performance as set out in the graph is not indicative of future price performance.

(C$)	2010	2011	2012	2013	2014
Value based on C$100 invested in the Company on November 30, 2009(1)	250	200	75	42	54
Value based on C$100 invested in S&P/TSX Composite Index on November 30, 2009	116	112	116	131	149
Value based on C$100 invested in the S&P/TSX Global Gold Index on November 30, 2009	116	117	87	46	42

                      (1)     Excludes the value of NovaCopper shares distributed to Shareholders in 2012.

Nonqualified Deferred Compensation

The Company has no plans that provide for deferred compensation to its NEOs.

Executive Employment Agreements

The Company has entered into employment agreements with each of the NEOs to address many issues important in the employer-employee relationship including:

•	term of employment;

•	amount of compensation and any included benefits such as vacation or health plan coverage;

•	the duties, tasks and responsibilities expected of the employee;

•	termination provisions including in the event of a change of control;

•	confidentiality of information to prevent employees from disclosing to others any confidential information during or after the employment ends;

•	non-solicitation restrictions to prevent the employee from attempting to solicit other employees; and

•	any other issues specific to the employment situation.

For the purposes of the employment agreements, a “Change of Control” means any of the following:

•
at least 50% in fair-market value of all of the Company’s assets are sold to a party or parties acting jointly or in concert (as determined pursuant to the Ontario Securities Act, R.S.O. 1990, c.S.5, as amended (the “OSA”), mutatis mutandis) in one or more transactions occurring within a period of two (2) years; or

•
a direct or indirect acquisition of voting shares of the Company by a person or group of persons acting jointly or in concert that, when taken together with any voting shares owned directly or indirectly by such person or group of persons at the time of the acquisition, constitutes 40% or more of the Company’s outstanding voting shares, provided that the direct or indirect acquisition of voting shares of the Company by Electrum, including all persons acting jointly or in concert with Electrum, shall not constitute a “Change of Control” unless the acquisition of such additional voting shares, when taken together with any voting shares or securities convertible into voting shares (“Convertible Securities”) held directly or indirectly by Electrum at the time of acquisition, constitutes 50% or more of the Company’s outstanding voting shares.  All Convertible Securities owned by Electrum will be deemed to be fully converted or exercised and the number of the Company’s outstanding voting shares will be adjusted to reflect such conversion or exercise; or

•
a majority of the nominees of the then-incumbent Board of Directors of the Company standing for election to the Company’s Board of Directors are not elected at any annual or special meeting of the Company’s Shareholders; or

•
the Company is merged, amalgamated, consolidated or reorganized into or with another body corporate or other legal person and, as a result of such business combination, more than 40% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the Company’s voting shares immediately prior to such transaction.

Gregory Lang

Pursuant to an employment contract with the Company effective January 9, 2012, Mr. Lang is employed by the Company as President and CEO.  Mr. Lang was entitled to an initial annual salary of $600,000.

Mr. Lang’s salary is to be reviewed at least annually by the Compensation Committee of the Board. The Compensation Committee can make recommendations to the Board regarding appropriate salary adjustments. Commencing January 1, 2013, Mr. Lang’s salary was increased to $675,000, effective January 1, 2014, Mr. Lang’s salary was increased to $695,250, and effective January 1, 2015, Mr. Lang’s salary was increased to $716,100.  In the event of a Change of Control of the Company, the Company is required to continue to employ Mr. Lang in the same capacity. The Company is obligated to provide Mr. Lang with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect from time to time. The Company is obligated to provide Mr. Lang with directors’ and officers’ liability insurance appropriate to the nature of his responsibilities under his employment contract.

Mr. Lang may terminate his obligations under his employment contract (i) at any time upon providing three months’ notice in writing to the Company; or (ii) upon a material breach or default of any term of the agreement by the Company. The Company may terminate Mr. Lang’s employment at any time for just cause or upon Mr. Lang dying or becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two-year period during the term of the agreement, or at any time upon making the severance payment. If Mr. Lang’s employment agreement is terminated by him as a result of a material breach or default of any term of the agreement by the Company, or if it is terminated by the Company at any time or in breach of the agreement, or if within the twelve (12) month period immediately following a Change in Control there is a material change or breach of the agreement, Mr. Lang is entitled to receive within 10 days of the termination a severance payment equal to his annual base salary plus the annual incentive earned in the previous fiscal year multiplied by two.  If the employment agreement is terminated due to Mr. Lang’s death or becoming disabled, the Company must pay him (or his estate) his then current salary accrued as of the date of termination and his then current salary for one year after the date of termination.

Change of Control – Double Trigger

Mr. Lang’s employment agreement provides a double trigger upon a Change in Control. Mr. Lang is not able to voluntarily leave the Company for any reason following a Change in Control and still receive the Change in Control payment as severance.

Mr. Lang’s contract continues indefinitely, unless and until terminated.

David Deisley and David Ottewell

Pursuant to an employment contract with the Company effective November 1, 2012, Mr. Deisley is employed by the Company as Executive Vice-President, General Counsel and Corporate Secretary.  For the fiscal year ended November 30, 2013, Mr. Deisley was entitled to a salary of $425,000.  Effective January 1, 2014, Mr. Deisley’s salary was increased to $437,750, and effective January 1, 2015, Mr. Deisley’s salary was increased to $450,900.

Pursuant to an employment contract with the Company effective November 13, 2012, Mr. Ottewell is employed by the Company as Vice-President and Chief Financial Officer.  For the fiscal year ended November 30, 2013, Mr. Ottewell was entitled to a salary of $325,000.  Effective January 1, 2014, Mr. Ottewell’s salary was increased to $341,250, and effective January 1, 2015, Mr. Ottewell’s salary was increased to $354,900.

Mr. Deisley’s and Mr. Ottewell’s employment contracts require that their salary be reviewed at least annually by the CEO. The CEO can make recommendations to the Board or the Compensation Committee of the Board regarding appropriate salary adjustments.

Termination of Employment or Change of Control – Double Trigger

The following termination clauses are in effect under the employment contracts for Mr. Deisley and Mr. Ottewell (the “senior officers”).

In the event of a Change of Control of the Company, the Company is required to continue to employ the senior officers in the same capacity. The Company is obligated to provide the senior officers with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect from time to time. The Company is obligated to provide the senior officers with directors’ and officers’ liability insurance appropriate to the nature of their responsibilities under their employment contracts.

Any senior officer may terminate his obligations under his employment contract (i) at any time upon providing three months’ notice in writing to the Company; (ii) upon a material breach or default of any term of the agreement by the Company; or (iii) at any time after 90 days following the date on which there is a Change of Control and within 180 days of the date on which there is a Change of Control by providing one month’s notice in writing to the Company. The Company may terminate the senior officer’s employment at any time for just cause or upon the senior officer’s dying or becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two-year period during the term of the agreement, or at any time upon making the severance payment. The following double-trigger provisions apply to the senior officers in the event of a Change of Control:  If the senior officer’s employment agreement is terminated by the senior officer as a result of a material breach or default of any term of the agreement by the Company, or after 90 days following the date on which there is a Change of Control, or if it is terminated by the Company at any time or in breach of the agreement, the senior officer is entitled to receive within 10 days of the termination a severance payment equal to all compensation, which is defined as the annual base salary plus the annual incentive paid to the senior officer for the previous fiscal year multiplied by two. If the employment agreement is terminated due to the senior officer’s death or becoming disabled, the Company must pay to the senior officer (or his estate) his then current salary accrued as of the date of termination and his then current salary for one year after the date of termination.

The contracts of Mr. Deisley and Mr. Ottewell continue indefinitely, unless and until terminated.

Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Company is asking you pursuant to this Circular to consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company’s NEOs as disclosed herein (the “Executive Compensation Resolution”). See the “Non-Binding Advisory Vote on Executive Compensation” section under Additional Matters to be Acted Upon on page 8 in this Circular.

DIRECTOR COMPENSATION

The Company has targeted Directors’ compensation above the median of the Peer Group for the following reasons:

•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of our large joint venture partners; and
•
the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of the scale and quality of the Company’s assets under development in comparison to our Peer Group’s assets.

Compensation targets for Directors are:

•	For annual retainers, chair fees and meeting fees – 62.5th percentile of the market
•	For total direct compensation including stock based awards – 75th percentile of the market

At the request of the Compensation Committee, a review of Directors’ compensation was conducted in September 2014.  The Compensation Committee, after referring to market information provided by Mercer, determined to recommend adjustments to the Directors’ compensation program from that established by the Board in fiscal year 2012 to better align the package with the compensation targets relative to the Company’s Peer Group.  Specifically, the Board approved the Compensation Committee’s recommendations to: 1) increase the annual retainer to $35,000 from $33,600, 2) increase the Board Chair annual fee to $50,000 from $35,000, 3) increase the Audit Chair annual fee to $16,000 from $15,000, and 4) increase all other board committee Chair annual fees to $10,000 from $9,000.  The Directors’ full compensation package is described below.

Market compensation data was sourced from compensation data disclosed in the proxy statements of other publicly traded companies.  As with the Company’s NEOs, the data was collected from the proxy statements of the companies included in the Company’s Peer Group.

Based upon the information provided by Mercer during the compensation review conducted in the fall of 2014, the actual total cash compensation paid to the Chairman and to the non-executive Directors was below the 25th percentile relative to the Peer Group. Stock options were awarded to align the total direct compensation at the expected 75th percentile of the Peer Group, however, Mercer noted that the expected value of the equity grants decreased year-over-year.  Therefore, the Compensation Committee recommended, and the Board approved, making the changes to the Directors’ compensation package as described above for 2015.  The largest portion of compensation paid to the Directors is in DSUs and stock option awards, which aligns the long-term interests of the Directors with those of the Shareholders as the value of the DSUs and stock option awards is dependent upon the Company’s share price performance.  Paying a larger portion of compensation to Directors in equity rather than cash also aligns the Director compensation program with the Company’s strategy of preserving the Company’s treasury.

The table below describes the full compensation structure approved for non-executive Directors beginning in fiscal 2015.

Activity	Compensation
Membership on Board – Annual Retainer(1)	$35,000	per annum
Chairman of the Board	$50,000	per annum
Preparation and attendance at Board and Committee meetings	$1,750	per meeting
Audit Committee Chair	$16,000	per annum
All Other Committee Chairs	$10,000	per annum

(1)       At least 50% of the annual retainers are paid to Directors in the form of DSUs.

Director Compensation Table

The summary compensation table below sets out the compensation provided to the Company’s Directors (excluding NEOs) for the fiscal year ended November 30, 2014.

Director (a)	Fees Earned or Paid in Cash (b)	Share- Based Awards(1) (c)	Option- Based Awards(2) (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total (h)
Sharon Dowdall	$57,300	$16,800	$174,253	Nil	Nil	Nil	$248,253
Marc Faber	$30,800	$16,800	$174,253	Nil	Nil	Nil	$221,853
Thomas Kaplan	$43,750	$33,600	$174,253	Nil	Nil	Nil	$251,603
Gillyeard Leathley	$37,350	$21,000	$174,253	Nil	Nil	Nil	$232,603
Igor Levental	$49,850	$21,000	$174,253	Nil	Nil	Nil	$245,103
Kalidas Madhavpeddi	$55,500	$16,800	$174,253	Nil	Nil	Nil	$246,553
Gerald McConnell	$33,500	$33,600	$174,253	Nil	Nil	Nil	$241,353
Clynton Nauman	$39,550	$16,800	$174,253	Nil	Nil	Nil	$230,603
Rick Van Nieuwenhuyse	$27,300	$16,800	$174,253	Nil	Nil	Nil	$218,353

Director (a)	Fees Earned or Paid in Cash (b)	Share- Based Awards(1) (c)	Option- Based Awards(2) (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total (h)
Anthony Walsh	$56,300	$16,800	$174,253	Nil	Nil	Nil	$247,353

(1)	The 2014 share-based grants for Directors are vested when the Directors retire from the Board of the Company.
(2)	The 2014 stock option grants for Directors are 100% vested on the grant date. The values of the option-based awards are based upon the Black-Scholes valuation model.

DSU Plan for Directors

The DSU Plan has been established by the Company to promote the interests of the Company by attracting and retaining qualified persons to serve on the Board and to provide the Directors with an opportunity to receive a portion of their compensation for serving as a Director in the form of securities of the Company. This vehicle also aligns the interests of Directors with those of the Shareholders by tying Directors’ compensation to long-term Shareholder value.

Under the DSU Plan, each Director can elect to receive between a minimum of 50% to a maximum of 100% of the Director’s annual retainer as DSUs. Directors are not eligible to receive the underlying Common Shares until they retire from service with the Company. This plan has been in effect since December 1, 2009.

The number of DSUs granted is determined quarterly by dividing the quarterly retainer amount by the volume weighted adjusted share price for the last five days of such quarter.

The following table sets forth the 2014 DSU payments made to each non-executive Director for service in fiscal year 2014 and the aggregate value of such payments is based on the closing price of the Common Stock on November 28, 2014, which was C$3.18.

2014 DSU Payments
	Q1		Q2		Q3		Q4		Total
Director	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs
Sharon Dowdall	3,707	1,166	4,496	1,414	3,520	1,107	4,728	1,487	16,451	5,174
Marc Faber	3,707	1,166	4,496	1,414	3,520	1,107	4,728	1,487	16,451	5,174
Thomas Kaplan	7,418	2,333	8,993	2,828	7,043	2,215	9,457	2,974	32,911	10,350
Gillyeard Leathley	7,418	2,333	4,496	1,414	3,520	1,107	4,728	1,487	20,162	6,341
Igor Levental	7,418	2,333	4,496	1,414	3,520	1,107	4,728	1,487	20,162	6,341
Kalidas Madhavpeddi	3,707	1,166	4,496	1,414	3,520	1,107	4,728	1,487	16,451	5,174
Gerald McConnell	7,418	2,333	8,993	2,828	7,043	2,215	9,457	2,974	32,911	10,350
Clynton Nauman	3,707	1,166	4,496	1,414	3,520	1,107	4,728	1,487	16,451	5,174
Rick Van Nieuwenhuyse	3,707	1,166	4,496	1,414	3,520	1,107	4,728	1,487	16,451	5,174
Anthony Walsh	3,707	1,166	4,496	1,414	3,520	1,107	4,728	1,487	16,451	5,174

Directors’ Share Ownership

The Board established a policy in April 2009 requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000.  Directors must meet these share ownership requirements by April 2014 or, if they became a Director subsequent to April 2009, within five years of becoming a Director. There are no equity holding period requirements.  Upon meeting the share ownership requirement, a Director is deemed to have met the share ownership requirement going forward, regardless of changes in the price of a Common Share, so long as: (i) the Director’s share ownership does not drop below the number of shares held at the time they first met the share ownership requirement, and (ii) the applicable share ownership requirement remains the same.  Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Director.  Directors are also not permitted to pledge Company securities to secure personal debts or loans.

The following table outlines the aggregate value of the Common Shares and/or DSUs held by each Director (excluding NEOs) on November 30, 2014.

Director	Eligible Holdings(1) #	Share Ownership Guidelines
		Requirement C$	Proportion of Requirement Met(2)
Sharon Dowdall	11,602	50,000	74%
Marc Faber	14,940	50,000	95%
Thomas Kaplan	25,608	50,000	100%
Gillyeard Leathley	296,550	50,000	100%
Igor Levental	25,723	50,000	100%
Kalidas Madhavpeddi	37,287	50,000	100%
Gerald McConnell	65,499	50,000	100%
Clynton Nauman	145,895	50,000	100%
Rick Van Nieuwenhuyse	712,157	50,000	100%
Anthony Walsh	11,602	50,000	74%

(1)	Common Shares and/or DSUs.
(2)	Based on the Company’s closing Common Share price on the TSX as of November 28, 2014 of C$3.18.

Incentive Plan Awards

Outstanding Option-Based and Share-Based Awards

The following table sets information concerning all option-based and share-based awards outstanding for each non-executive Director as of November 30, 2014 including awards granted before the most recently completed fiscal year.

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the- money Options(1) C$	Number of Shares or Units of Shares that have not Vested	Market or Payout Value of Shares or Units of Shares that have not Vested(2) C$	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed
Sharon Dowdall	16-Apr-2012	100,000	6.33	15-Apr-2017	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						11,602	36,894	Nil
Marc Faber	05-July-2010	100,000	6.18	04-Jul-2015	Nil
	03-Dec-2010	40,000	13.24	02-Dec-2015	Nil
	07-Dec-2011	75,750	10.12	06-Dec-2016	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						14,940	47,509	Nil
Thomas Kaplan	07-Dec-2011	100,000	10.12	06-Dec-2016	Nil
	07-Dec-2011	75,750	10.12	06-Dec-2016	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						25,608	81,433	Nil

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the- money Options(1) C$	Number of Shares or Units of Shares that have not Vested	Market or Payout Value of Shares or Units of Shares that have not Vested(2) C$	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed
Gillyeard Leathley	21-Jan-2010	50,000	5.83	20-Jan-2015	Nil
	23-Nov-2010	125,000	13.58	20-Nov-2015	Nil
	07-Dec-2011	256,300	10.12	06-Dec-2016	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						16,962	53,939	Nil
Igor Levental	21-Jan-2010	82,250	5.83	20-Jan-2015	Nil
	03-Dec-2010	40,000	13.24	02-Dec-2015	Nil
	07-Dec-2011	75,750	10.12	06-Dec-2016	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						24,723	78,619	Nil
Kalidas Madhavpeddi	31-May-2007	100,000	14.82	30-May-2017	Nil
	21-Jan-2010	82,250	5.83	20-Jan-2015	Nil
	03-Dec-2010	40,000	13.24	02-Dec-2015	Nil
	07-Dec-2011	75,750	10.12	06-Dec-2016	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						16,451	52,314	Nil
Gerald McConnell	17-Jan-2005	75,000	8.07	16-Jan-2015	Nil
	10-Mar-2006	75,000	12.81	09-Mar-2016	Nil
	21-Jan-2010	82,250	5.83	20-Jan-2015	Nil
	03-Dec-2010	40,000	13.24	02-Dec-2015	Nil
	07-Dec-2011	75,750	10.12	06-Dec-2016	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						30,733	97,730	Nil
Clynton Nauman	17-Jan-2005	75,000	8.07	16-Jan-2015	Nil
	10-Mar-2006	75,000	12.81	09-Mar-2016	Nil
	21-Jan-2010	82,250	5.83	20-Jan-2015	Nil
	03-Dec-2010	40,000	13.24	02-Dec-2015	Nil
	07-Dec-2011	75,750	10.12	06-Dec-2016	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						16,452	52,317	Nil
Rick Van Nieuwenhuyse	17-Jan-2005	250,000	8.07	16-Jan-2015	Nil
	10-Mar-2006	200,000	12.81	09-Mar-2016	Nil
	21-Jan-2010	231,250	5.83	20-Jan-2015	Nil
	03-Dec-2010	332,300	13.24	02-Dec-2015	Nil
	07-Dec-2011	75,750	10.12	06-Dec-2016	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						11,603	36,897	Nil
Anthony Walsh	02-Apr-2012	100,000	6.52	01-Apr-2017	Nil
	05-Dec-2012	130,050	4.38	04-Dec-2017	Nil
	07-Jan-2014	159,050	2.90	06-Jan-2019	44,534
						11,603	36,897	Nil

(1)               Based on the price of the Company’s Common Shares on the TSX as of November 28, 2014 of C$3.18 less the option exercise price.
(2)               Based on the price of the Company’s Common Shares on the TSX as of November 28, 2014 of C$3.18.

Value Vested or Earned During the Year

The following table sets out information concerning the value of incentive plan awards, option-based and share-based awards as well as non-equity incentive plan compensation, vested or earned by each non-executive Director during the fiscal year ended November 30, 2014.  The total number of Director awards that vested during the fiscal year ending November 30, 2014 was 1,590,500, which represented 0.50% of the Company’s issued and outstanding Common Stock as of that date.

Director	Option-based Awards		Share-based Awards		Non-equity Incentive Plan Compensation – Value Earned During the Year
	Number of Securities Underlying Options Vested	Value Vested During the Year(1) C$	Number of Shares or Units of Shares Vested	Value Vested During the Year C$
Sharon Dowdall	159,050	44,534	Nil	Nil	Nil
Marc Faber	159,050	44,534	Nil	Nil	Nil
Thomas Kaplan	159,050	44,534	Nil	Nil	Nil
Gillyeard Leathley	159,050	44,534	Nil	Nil	Nil
Igor Levental	159,050	44,534	Nil	Nil	Nil
Kalidas Madhavpeddi	159,050	44,534	Nil	Nil	Nil
Gerald McConnell	159,050	44,534	Nil	Nil	Nil
Clynton Nauman	159,050	44,534	Nil	Nil	Nil
Rick Van Nieuwenhuyse	159,050	44,534	Nil	Nil	Nil
Anthony Walsh	159,050	44,534	Nil	Nil	Nil

(1)	Based on the closing price of the Company’s Common Shares on the TSX as of November 28, 2014 of C$3.18 less the option exercise price of C$2.90.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company's Compensation Discussion and Analysis included herein. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2014 and the Company's Circular for the year ended November 30, 2014.

Submitted by the following members of the Compensation Committee of the Board of Directors:

Kalidas Madhavpeddi
Sharon Dowdall
Anthony Walsh

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company has adopted the Stock Award Plan, the PSU Plan and the DSU Plan.  The Company last asked for, and received, Shareholder approval of these plans at the Annual General and Special Meeting of Shareholders held on June 5, 2014.  The intent of these equity plans is to allow the Company to provide a flexible mix of compensation components to attract, retain, and motivate the performance of the plan participants in alignment with the success of the Company and its Shareholders, to encourage share ownership by executive officers and Directors, and to preserve cash where possible. The Company feels that DSUs align Directors’ interests to those of the Shareholders more effectively than other equity programs. These equity plans assist to further align the interests of executive officers and Directors with the long-term interests of Shareholders.

Equity Compensation Plan Information

The Company currently grants equity under the Stock Award Plan, the PSU Plan, and the DSU Plan to attract and retain Directors, officers, employees, or service providers to the Company and motivate them to advance the Company’s interests by affording them the opportunity to acquire an equity interest in the Company through options and performance-based share awards.

The following table sets out information concerning the number and price of securities to be issued under equity compensation plans to employees and others.  All of the compensation plans referenced below have been approved by Shareholders.  The Company does not have any equity compensation plans which have not been approved by Shareholders.

Shares for Issuance from Plans Approved by Shareholders	Stock Award Plan	PSU	DSU	Total
As at November 30, 2014 (most recently completed fiscal year)
Number of Common Shares to be issued upon exercise or vesting of outstanding options, warrants and rights	15,219,383	2,422,150 (1)	180,685	17,822,218
Weighted average exercise price of outstanding options, warrants and rights	C$5.47	n/a	n/a	n/a
Common Shares to be issued upon exercise or vesting as a % of total Common Shares issued and outstanding	4.79%	0.76%	0.05%	5.61%
Number of Common Shares remaining available for future issuance under equity compensation plans	16,509,464 (2)	7,096,504 (3)	3,172,884 (4)	26,778,852
Plan Features
Maximum number of Common Shares authorized for issuance to any one insider or such insider’s associate under each plan within a one-year period	10% of the total Common Shares outstanding
Maximum number of Common Shares reserved for issuance to any one person under each plan	5% of the total Common Shares outstanding	9,500,000	No Limit
Maximum number of Common Shares authorized for issuance to insiders, at any time, under all share compensation arrangements of the Company	10% of the total Common Shares outstanding
As at March 18, 2015
Number of Common Shares to be issued upon exercise or vesting of outstanding options, warrants and rights	18,371,883	3,181,750 (1)	212,779	21,766,412
Weighted average exercise price of outstanding options, warrants and rights	C$4.87	n/a	n/a	n/a
Common Shares to be issued upon exercise or vesting as a % of total Common Shares issued and outstanding	5.78%	1.00%	0.06%	6.84%
Number of Common Shares remaining available for future issuance under equity compensation plans	18,814,280 (2)	6,354,099 (3)	2,965,837 (4)	28,134,216

(1)	Assumes vesting at 100% of PSU grant. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established performance criteria.
(2)	The number of options available for future issuances is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.
(3)	The number of PSUs available for future issuances is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.
(4)	The number of DSUs available for future issuances is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

As of November 30, 2014, and the date hereof, the aggregate indebtedness to the Company and its subsidiaries of all executive officers, Directors and employees, and their respective associates, and former executive officers, Directors and employees of the Company or any of its subsidiaries was $nil.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person of the Company, which includes each person who has been a Director or executive officer of the Company since the beginning of the most recently completed fiscal year, nor any proposed nominee for election as Director, nor any associate or affiliate of such informed person or proposed nominee, has had any material interest, direct or indirect, in any transaction entered into by the Company since the beginning of the most recently completed fiscal year, or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.  Please refer to the section titled “Ethical Business Conduct” beginning on page 60 of this Circular for a discussion about the Company’s policies and procedures governing related party transactions.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board is committed to sound corporate governance practices, which are both in the interest of Shareholders and contribute to effective and efficient decision making. As part of the Company’s commitment to effective corporate governance, the Board, with the assistance of the Audit and Corporate Governance and Nominations Committees, monitors changes in legal requirements and best practices.

Set out below is a description of certain corporate governance practices of the Company, as required by National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”).

Board of Directors

The Company has a Board comprised of 11 Directors, led by Dr. Thomas Kaplan as Chairman and Gerald McConnell as independent lead Director. Dr. Kaplan is the Chairman and Chief Investment Officer of The Electrum Group, the investment adviser to the Company’s largest shareholder, Electrum.  The Board elected Dr. Kaplan as Chairman because of Electrum’s significant ownership interest in the Company (26.6% ownership as of March 18, 2015) as well as Dr. Kaplan’s extensive experience as an entrepreneur, developer of, and investor in public and private mining and oil and gas companies. As described below, to ensure independence in Board governance, the Board appointed Mr. McConnell as independent lead Director. In this role, Mr. McConnell coordinates discussion among the independent members of the Company’s Board and leads Board meetings if Dr. Kaplan is unavailable.

NP 58-201 recommends that boards of directors of reporting issuers be composed of a majority of independent directors. With 8 of the 11 current Directors considered independent, the Board is currently composed of a majority of independent directors. The 8 independent Directors are: Sharon Dowdall, Marc Faber, Igor Levental, Kalidas Madhavpeddi, Gerald McConnell, Clynton Nauman, Anthony Walsh, and effective April 30, 2015, Rick Van Nieuwenhuyse.  Gregory Lang is the President and CEO of the Company and therefore not considered independent. Gillyeard Leathley was recently the Senior Vice President and COO of the Company and is therefore not considered independent.  Dr. Kaplan, the Chairman of the Board, is not considered to be independent as a result of his relationship with the Company’s largest shareholder.  The Board has appointed Gerald McConnell as independent lead Director.  In such role, Mr. McConnell provides leadership to the other independent Directors on the Board.

The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Board holds regular meetings every quarter.  Between the scheduled meetings, the Board meets as required.  The independent Directors are afforded an opportunity to meet separately from the non-independent Directors and any representatives of management at each Board meeting.  The independent Directors meet in camera at least annually and do so on an “as-needed” basis.  Management also communicates informally with the Directors on a regular basis, and solicits advice from members or advisors on matters falling within their special knowledge or experience.

The Board has five standing subcommittees: Compensation Committee, Audit Committee, Corporate Governance and Nominations Committee, EHSS and Technical Committee and Corporate Communications Committee.  Each of the foregoing subcommittees has its own charter, copies of which are available on the Company’s website at:  www.novagold.com under the Corporate Governance tab.  Special committees are appointed from time to time with respect to specific matters.

The Board and its standing subcommittees meet regularly outside the presence of Company management to engage in open discussion about Company strategy, Company management’s performance, and any items of special concern or note that may impact the Company.  Depending upon the topic, the Board or its standing subcommittees may meet with experts of their choosing, such as the Compensation Consultant, the Company’s Auditors or outside legal counsel, for example, outside the presence of management.  The Board believes this practice of meeting without Company management from time to time results in frank discussions, assessments and oversight of risks and opportunities facing the Company.

The following Directors currently serve on the following boards of directors of other reporting issuers:

Name	Reporting Issuer
Sharon Dowdall	Foran Mining Corporation (TSX-V:FOM) Olivut Resources Ltd. (TSX-V:OLV)
Marc Faber	Ivanplats Limited (TSX:IVP) Sprott Inc. (TSX:SII)
Thomas Kaplan	NovaCopper Inc. (TSX, NYSE-MKT:NCQ)
Gregory Lang	NovaCopper Inc. (TSX, NYSE-MKT:NCQ) Sunward Resources Ltd. (TSX:SWD)
Gillyeard Leathley	Mawson Resources Limited (TSX:MAW) Sunward Resources Ltd. (TSX:SWD) Tasman Metals Ltd. (TSX-V:TSM)
Igor Levental	Gabriel Resources Ltd. (TSX:GBU) NovaCopper Inc. (TSX, NYSE-MKT:NCQ) Sunward Resources Ltd. (TSX:SWD)
Kalidas Madhavpeddi	Capstone Mining Corp. (TSX: CS) Namibia Rare Earths Inc. (TSX:NRE) NovaCopper Inc. (TSX, NYSE-MKT:NCQ)
Gerald McConnell	Namibia Rare Earths Inc. (TSX:NRE) NovaCopper Inc. (TSX, NYSE-MKT:NCQ)
Clynton Nauman	Alexco Resource Corp. (TSX:AXR) NovaCopper Inc. (TSX,NYSE-MKT:NCQ)
Rick Van Nieuwenhuyse	Alexco Resource Corp. (TSX:AXR) AsiaBaseMetals Inc. (TSX-V:ABZ) NovaCopper Inc. (TSX, NYSE-MKT:NCQ) SolidusGold Inc. (TSX-V: SDC) Tintina Resources Inc. (TSX-V:TAU)
Anthony Walsh	Avala Resources Ltd. (TSX-V:AVZ) Dundee Precious Metals Inc. (TSX:DPM) Sabina Gold & Silver Corporation (TSX:SBB) The TMX Group Inc. (TSX:X)

Board Mandate

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through the delegation of specific responsibilities to committees of the Board. The Board works with management to establish the goals and strategies of the Company, to identify principal risks, to select and assess senior management and to review significant operational and financial matters. The Board does not have a written mandate.  The Board delineates its role and responsibilities based on the statutory and common law applicable to the Company.

The Board has appointed an Audit Committee to assist the Board in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s internal financial controls and audit function and the independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. The members of the Audit Committee are elected annually by the Board following the annual general meeting of shareholders. The members of the Audit Committee are required to meet the independence and experience requirements of the NYSE-MKT and Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC. At least one member of the Audit Committee is required to be an “audit committee financial expert” as defined by the SEC. The Company’s Audit Committee consists of fully independent members and the Company’s “audit committee financial expert” is Anthony Walsh. The Audit Committee meetings are held quarterly at a minimum.  The Audit Committee met four times in the fiscal year ended November 30, 2014.  The Company’s Audit Committee Charter is available on the Company’s website at www.novagold.com under the Corporate Governance tab.

Position Descriptions

The position descriptions for the chairs of each Board committee are contained in the committee charters. The chair of each of the Audit Committee, Corporate Governance and Nominations Committee, EHSS and Technical Committee, Compensation Committee, and the Corporate Communications Committee is required to ensure the Committee meets regularly and performs the duties as set forth in its charter, and reports to the Board on the activities of the Committee. The Board has developed a written position description for the Chair of the Board and this position is presently held by Dr. Thomas Kaplan. The Chair of the Board is principally responsible for overseeing the operations and affairs of the Board.

The Board has also developed a written position description for the CEO. The CEO is primarily responsible for the overall management of the business and affairs of the Company. In this capacity, the CEO shall establish the strategic and operational priorities of the Company and provide leadership to the management team. The CEO is directly responsible to the Board for all activities of the Company.

Orientation and Continuing Education

The Company provides an orientation and education program to new directors. This program consists of providing education regarding directors’ responsibilities, corporate governance issues, committee charters as well as recent and developing issues related to corporate governance and regulatory reporting. The Company provides orientation in matters material to the Company’s business and in areas outside of the specific expertise of the Board members. All new members of the Board have historically been experienced in the mining sector; therefore general mining orientation has not been necessary.

Continuing education helps Directors keep up to date on changing governance issues and requirements and legislation or regulations in their field of experience.  The Board recognizes the importance of ongoing education for the Directors and senior management of the Company and the need for each Director and officer to take personal responsibility for this process.  To facilitate ongoing education, the CEO or the Board may from time to time, as required:

•	request that Directors or officers determine their training and education needs;
•	arrange visits to the Company’s projects or operations;
•	arrange funding for attendance at seminars or conferences of interest and relevance to their position; and
•	encourage participation or facilitate presentations by members of management or outside experts on matters of particular importance or emerging significance.

During the 2014 fiscal year, Directors participated in educational sessions and received educational materials on the topics outlined below.

Educational Topic	Date	Audience in Attendance
Considerations for determining Directors’ status as independent or non-independent	January 2014	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental, Faber & Walsh in attendance)
Internal Revenue Code Section 162(m) as applicable to Company Stock Award and Performance Share Unit Plans	January 2014	Compensation Committee (Messrs. Madhavpeddi, McConnell, and Ms. Dowdall in attendance)
Sarbanes-Oxley, Internal Controls	February 2014	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall in attendance)
Shareholder-Director Exchange Protocol	June 2014	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental, Faber & Walsh in attendance)
New FASB, IASB Guidance	July & October 2014	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall in attendance)
Compensation strategies	September 2014	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall in attendance)
Executive and Director’s Compensation Update	October 2014	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall in attendance)
Disclosure and Certification Guidance from Chartered Professional Accountants of Canada	October 2014	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall in attendance)
New Amendments to Canadian National Instrument 58-101 Canadian Extractive Sector Transparency Measures Act Canadian Provincial Capital Markets Legislation	November 2014	Board of Directors and Corporate Governance and Nominations Committee (all Directors in attendance)

In addition, the Board encourages senior management to participate in professional development programs and courses and supports management’s commitment to training and developing employees.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) for the Company’s Directors, officers and employees.  The Ethics Code is available on the Company’s website at www.novagold.com under the Corporate Governance tab, or may be obtained by contacting the Company at the address given under “Additional Information” at the end of this Circular.

The Board has ultimate responsibility for monitoring compliance with and enforcing the Ethics Code.  The Board has delegated this compliance monitoring responsibility to the Corporate Governance and Nominations Committee which, among other things, reviews the Ethics Code periodically.  The Board has delegated the responsibility of monitoring complaints regarding accounting, internal controls or auditing matters to the Audit Committee.  Monitoring of accounting, internal control and auditing matters, as well as violations of the law, the Ethics Code and other Company policies or directives, occurs through the Board’s and the Committees’ regular oversight of the Company’s operations.  In addition, the Company maintains an independent, anonymous whistleblower hotline which is accessible by telephone, email or internet to which complaints or concerns may be reported.  Concerns or questions regarding the Ethics Code may also be raised directly with the Company’s outside counsel.  The Company’s Anti-Corruption, Anti-Bribery, Anti-Fraud Policy (the “Policy”), also available on the Company’s website at www.novagold.com under the Corporate Governance tab, establishes Formal Reporting Channels for Directors, officers, employees and agents to report suspected Policy violations or concerns related to the implementation of the Policy and mandates use of the Formal Reporting Channels in the event of specified circumstances.  The Company commits to conduct appropriate, fair and thorough investigations of all concerns raised and to not tolerate retaliatory action against any individual for reporting, in good faith, concerns regarding known or suspected violations of any of the Company’s policies.

Certain of the Company’s Directors serve as directors or officers of other reporting issuers or have significant shareholdings in other companies.  To the extent that such other companies may participate in business ventures in which the Company may participate, the Directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  The Ethics Code explicitly addresses such situations and provides that a Director who is in a position where his or her private interests conflict with the interests of NOVAGOLD or may have an adverse effect on the Director’s motivation or the proper performance of his or her job must notify the Chair of the Corporate Governance and Nominations Committee of the existence of an actual or potential conflict of interest.  In the event that such a conflict of interest arises at a meeting of the Board, the Director who has such a conflict is obligated to disclose the interest and to refrain from discussing and from voting for or against the approval of such matter.  Any Director who may have an interest in a transaction or agreement with the Company is required to disclose such interest and abstain from discussions and voting in respect to same if the interest is material as required by the Business Corporations Act (British Columbia).  In considering related party transactions, the Board, and management, if applicable, will assess the materiality of related party transactions on a case-by-case basis with respect to both the qualitative and quantitative aspects of the proposed related party transaction.  Company officers and employees are similarly required by the Ethics Code to disclose all actual or potential conflicts of interest and to protect the Company’s confidential information and business opportunities.  Related party transactions that are in the normal course are subject to the same processes and controls as other transactions; that is, they are subject to standard approval procedures and management oversight, but will also be considered by management for reasonability against fair value determined on an arms-length basis.  Related party transactions that are found to be material are subject to review and approval by the Company’s Audit Committee, which is comprised of independent Directors.

Nomination of Directors

The Corporate Governance and Nominations Committee advises and makes recommendations to the Board on recruitment and nomination of members to the Board. On an annual basis, the Committee assesses the appropriate size of the Board with a view to determining the impact of the number of directors and the effectiveness of the Board, and recommending to the Board, if necessary, a reduction or increase in the size of the Board. Annually or as required, the Committee recruits and identifies potential candidates and considers their appropriateness for membership on the Board. The Corporate Governance and Nominations Committee is responsible for reviewing any Shareholder proposals to nominate candidates for Director.  Shareholders may submit names of persons to be considered for nomination, and the Corporate Governance and Nominations Committee will consider such persons in the same way it evaluates other individuals for nomination as a new Director.  For the Company’s policies regarding Shareholder requests for nominations, see the section entitled “Shareholder Proposals” in this Circular.  None of the current nominees were nominated by a Shareholder.  The Corporate Governance and Nominations Committee abides by a diversity policy contained in the Committee’s Charter aimed at selecting nominees to the Board with a variety of personal qualities, relevant experience, educational achievement, ethnicity, age, gender and cultural background.  The Committee’s Charter is available on the Company website at: www.novagold.com under the Corporate Governance tab.  All members of the Corporate Governance and Nominations Committee are independent Directors.  The Company aims to have a well-rounded Board that will guide the organization’s strategy on economic, environmental and societal topics of highest relevance during the current and future lifecycle of its operations.

Board Diversity and Tenure

In 2014, the securities regulatory authorities of all but two of Canada’s provinces and territories announced final amendments to National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure, which came into effect on December 31, 2014. The amendments adopt a “comply or explain” disclosure model regarding director term limits and the representation of women on boards and in executive officer positions which require TSX-listed issuers to annually disclose in their proxy circular or annual information form (or provide an explanation for the absence of) the following:

•	director term limits or other mechanisms of board renewal;
•	written policies regarding the representation of women on the board;
•	the board’s or nominating committee’s consideration of the representation of women in the director identification and selection process;
•	the issuer’s consideration of the representation of women in executive officer positions when making executive officer appointments;
•	any targets voluntarily adopted regarding the representation of women on the board and in executive officer positions; and
•	the number and proportion of women on the board and in executive officer positions.

The disclosure requirements of the amended NI 58-101 are applicable to disclosure documents which are filed following an issuer's financial year ending on or after December 31, 2014. Because the Company’s financial year ends November 30, it would not be required to make this disclosure until next year. However, the Board approved the Corporate Governance & Nominations Committee’s recommendation that the new disclosure be included in the Company’s filings for the year ending November 30, 2014.

Board Renewal

The topic of director term limits was discussed by both the Corporate Governance & Nominations Committee (referred to in this section as the “Committee”) and the Board.  With regard to the nomination of directors, the Committee’s Charter mandates that the Committee annually “develop and update a long-term plan for the composition of the Board . . . and report to the Board thereon.”  This process shall include a “review [of] the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board.” Included among the criteria to be considered by the Committee in this annual evaluation is the “length of service and potential retirement” of current Directors.

In addition, the Committee annually conducts a Board self-assessment process with the assistance of outside legal counsel which provides each Director with the opportunity to assess how the Board is functioning and to make suggestions for improvements. The assessment process expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management’s preparation for and participation in those meetings; the clarity and appropriateness of each Board committee’s charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company’s business strategies, risk management, and regulatory reporting compliance; and Board compensation. In the most recent of these assessments, the Directors uniformly and strongly expressed their confidence in the composition, organization, operation, and effectiveness of the Board.

The Board is committed to annual evaluations of its composition, organization, operation, and effectiveness. The Board concluded that these governance processes are a more appropriate manner in which to ensure proper Board composition and function than adopting a mandatory tenure or retirement age policy.

Board Diversity

At present, one of the Company’s eleven Directors (one of eight independent Directors) is a woman and one of the five executives who report to the Company’s President and Chief Executive Officer is a woman. Overall, of the Company’s 13 employees, six are women. The Company’s written policies regarding the representation of women on the Board and the Committee’s consideration of the representation of women in the Director identification and selection process are described below. For the reasons explained, the Board and the Committee determined not to adopt specific representation targets for women at Board or executive levels.

The Committee’s Charter mandates that the Committee consider the following attributes of candidates for the Board: “(1) relevant knowledge and experience in areas including mining, business, finance, accounting, international business, government, and technology; (2) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (3) diversity in ethnicity, gender, age, and cultural background; and (4) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings.” (Emphasis added.) The importance of diversity also is incorporated in the Committee’s annual assessment of the long-term plan for the composition of the Board that considers: “the current strengths, competencies, skills and experience of the Board members; diversity in experience, ethnicity, gender, age, and cultural background; length of service and potential retirement; dates and the strategic direction of the Company.” (Emphasis added.)

After discussion of the amendments to NI 58-101, the Board proposed and adopted an amendment to the Committee’s Charter which provides:

Consistent with the objective of ensuring gender diversity, for every open Board position at least one-half of the candidates recommended by the Committee for consideration by the Board shall be female.

The Board believes that these written policies with regard to gender diversity on the Board are consistent with its objective of ensuring that the Board comprises the necessary range of background, experience, values and perspectives to optimize the Company’s opportunities for success. The additional commitment to recommending at least 50% female candidates for Board consideration in the ongoing process of refreshing the Board will ensure that a sufficiently gender diverse list of potential candidates is considered without compromising the Board’s fundamental commitment to make an objective assessment of who is the best person to fill a vacancy on the Board. Accordingly, the Board determined not to set targets for the percentage of women, or other aspects of diversity, on the Board.

Empowering every employee to be their best, affording every employee the opportunity to make a difference, and giving every employee a chance to be heard are core Company values.  Selection of individuals for executive and other positions with the Company is guided by the Company’s policy which “prohibits discrimination in any aspect of employment based on race, color, religion, sex, national origin, disability or age.” The Company’s Board and management acknowledge the importance of all aspects of diversity including gender, ethnic origin, business skills and experience, because it is right to do so and because it is good for our business. When considering candidates for executive positions, the Board’s evaluation takes into account the broadest possible assessment of each candidate’s skills and background with the overriding objective of ensuring that the Company has the appropriate balance of skills, experience, and capacity that the Company needs to be successful. In the context of this overriding objective, the Company has determined not to set targets for the percentage of women, or other aspects of diversity, in executive officer positions.

Insider Trading Policy

The Board has adopted an Insider Trading Policy applicable to all Directors and employees.  The Insider Trading Policy prohibits Directors and employees from trading in the Company’s securities during blackout periods and while in possession of material, non-public information about the Company.  It also discusses requirements applicable to Directors and certain officers regarding obligations to report their transactions in the Company’s securities.  A copy of the Insider Trading Policy can be found on the Company website at: www.novagold.com under the Corporate Governance tab.

Anti-Corruption, Anti-Bribery, Anti-Fraud Policy

The Company is committed to protecting its reputation, revenues, assets and information from corruption, bribery, fraud, deceit or other improper conduct by directors, officers, employees or agents.  The Board has adopted a Code of Business Conduct and Ethics (described in the section titled “Ethical Business Conduct” above) which embodies NOVAGOLD’s commitment to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards.  The newly adopted Anti-Corruption, Anti-Bribery, Anti-Fraud Policy sets out NOVAGOLD’s expectations and requirements relating to the prohibition, recognition, reporting, and investigation of suspected corruption, bribery, fraud, deceit, or other improper conduct.  A copy of the Anti-Corruption, Anti-Bribery, Anti-Fraud Policy is available on the Company website at:  www.novagold.com under the Corporate Governance tab.

Human Rights Policy

NOVAGOLD is committed to having a positive influence in the communities where we operate which includes ensuring that we respect human rights.  Accordingly, the Board recently adopted a Human Rights Policy.  The policy acknowledges that the primary duty to protect and secure human rights rests with government. NOVAGOLD accepts and embraces the duty of business to respect human rights as defined in Universal Declaration of Human Rights, the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, the United Nations Global Compact and the United Nations Guiding Principles on Business and Human Rights. NOVAGOLD has identified seven areas of salient human rights risks associated with our business activities and relationships. NOVAGOLD identified these risks based on management’s experience in the gold mining industry, through engagement with stakeholders potentially affected by our operations, and through interaction with the Native Alaska and First Nation peoples who own, occupy, or use the lands on which our projects are located.  A complete copy of the Human Rights Policy is available on the Company website at:  www.novagold.com under the Corporate Governance tab.

Corporate Disclosure Policy

NOVAGOLD is committed to providing fair and equal access to information that may affect the investment decisions of security holders and the public.  The goal of the Corporate Disclosure Policy is to raise awareness of the Company’s approach to disclosure, to promote compliance among the Board, management, employees, consultants and any other insiders, and to ensure that NOVAGOLD’s disclosure practices remain consistent at all levels.  The Corporate Disclosure Policy was adopted to ensure that all communications to shareholders and the investing public about the Company and its subsidiaries are: a) complete, factual, accurate and timely, and b) broadly disseminated in accordance with all applicable legal and regulatory requirements.  A copy of the Corporate Disclosure Policy can be found on the Company website at: www.novagold.com under the Corporate Governance tab.

Other Board Committees

In addition to the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee, the Company also has the EHSS and Technical Committee and the Corporate Communications Committee. The EHSS and Technical Committee’s objective is to provide oversight for the development, implementation and monitoring of the Company’s health, safety, environment and sustainability policies. The Corporate Communications Committee has general responsibility for all regulatory disclosure requirements and for overseeing the Company’s disclosure practices in accordance with its Corporate Disclosure Policy and shall, together with management, be primarily responsible for the preparation of all press releases, investor presentations and other investor communications.

Assessments

The Corporate Governance and Nominations Committee, with the assistance of outside counsel, circulates a Board assessment questionnaire to all Directors requesting information about the effectiveness of the Board and each committee, and the interaction between the Board and Company management.  The assessment expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management’s preparation for and participation in those meetings; the clarity and appropriateness of each Board committee’s charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company’s business strategies, risk management, and regulatory reporting compliance; and Board compensation.  The questionnaire also requests evaluation of the competencies and skills each Director is expected to bring to his or her particular role on the Board or on a committee, as well as any other relevant facts.  Completed assessment questionnaires are returned to outside counsel to the Company to protect the anonymity of the responder, thus encouraging honest and open responses.  Outside counsel presents a summary of the questionnaire responses to the Corporate Governance and Nominations Committee Chair, and then with the rest of the Board and management as appropriate.  During the 2014 fiscal year, the Corporate Governance and Nominations Committee discussed the results of the Board assessment in camera and reported on the Committee’s evaluation of the assessment to the Board which also discussed the assessment. In the responses to the assessment and during the discussions in the Committee and at the Board, the Directors uniformly and strongly expressed their confidence in the composition, organization, operation, and effectiveness of the Board.

The Board is responsible for selecting and appointing executive officers and senior management and for monitoring their performance. The performance of senior management is measured annually against pre-set objectives and the performance of mining companies of comparable size. The Corporate Governance and Nominations Committee is responsible for overseeing the development and implementation of a process for assessing the effectiveness of the Board, its committees and its members.

Majority Voting Policy

See “Matters to be Acted Upon at Meeting – Election of Directors” for a description of the Company’s Majority Voting Policy.

Compensation Committee Interlocks and Insider Participation

The Board has a Compensation Committee, as more fully described under the heading “Compensation Discussion and Analysis”.

None of the Compensation Committee is or had been an executive officer or employee of the Company or its subsidiary, except for former member, Mr. McConnell, who was President of the Company from December 1984 to January 1998, and Chairman and CEO of the Company from January 1998 to May 1999.  Effective June 5, 2014, Mr. McConnell was replaced on the Compensation Committee by Mr. Walsh.  No executive officer of the Company is or has been a director or member of the Compensation Committee of another entity having an executive officer who is or has been a director or a member of the Compensation Committee of the Company.

Shareholder Communication with the Board

Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member or to the Board generally c/o Blake, Cassels & Graydon LLP, Corporate Secretary, NOVAGOLD RESOURCES INC., Suite 2600, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3. The Company's Secretary will forward communications directly to the appropriate Board member.  If the correspondence is not addressed to a particular Board member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company's Secretary will review all communications before forwarding them to the appropriate Board member. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

OTHER BUSINESS

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the person named in the proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.  The Company will furnish to Shareholders, free of charge, a hard copy of the Company’s financial statements and management’s discussion and analysis and/or a hard copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014, upon request to Investor Relations at NOVAGOLD RESOURCES INC., Suite 720, 789 West Pender Street, Vancouver, British Columbia, V6C 1H2, Canada, Telephone 604-669-6227, Toll-Free 866-669-6227, Fax 604-669-6272.  Financial information is provided in the Company’s annual financial statements and management’s discussion and analysis for its most recently completed fiscal year.

OTHER MATERIAL FACTS

There are no other material facts to the knowledge of the Board relating to the matters for which this Circular is issued which are not disclosed herein.

SHAREHOLDER PROPOSALS

Pursuant to the rules of the SEC, shareholder proposals intended to be presented at the 2016 annual meeting of the Shareholders of the Company, and to be included in the Company’s proxy materials for the 2016 annual meeting of the Shareholders of the Company, must be received by us at our office in Vancouver, British Columbia by no later than November 30, 2015, which is 120 calendar days before the anniversary date on which our Circular was released to Shareholders in connection with this year's annual meeting of the Shareholders of the Company, if such proposals are to be considered timely. If the date of the next annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting of the Shareholders of the Company, then the deadline to submit a proposal to be considered for inclusion in next year’s proxy circular and form of proxy, is a reasonable time before we begin to print and mail proxy circular materials. The inclusion of any shareholder proposal in the proxy materials for the 2016 annual meeting of the Shareholders of the Company will be subject to the applicable rules of the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act.

The Company’s Articles do not provide a method for a shareholder to submit a proposal for consideration at the 2016 annual general meeting of the Shareholders. However, the Business Corporations Act (British Columbia) (the “BCBCA”), in Part 5, Division 7, “Shareholder Proposals”, sets forth the procedure by which a person who:

a)	is a registered owner or beneficial owner of one or more shares of the Company that carry the right to vote at general meetings; and

b)	has been a registered owner or beneficial owner of one or more such shares for an uninterrupted period of at least 2 years before the date of the signing of the proposal,

may submit a written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of the Company (a “proposal”).

The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of the Company and the submitter upon a valid proposal being made. In general, for a proposal to be valid, it must be:
  supported in writing by holders of shares that, in the aggregate, either (i) constitute at least 1% of the issued shares of the Company that carry the right to vote at general meetings; or (ii) have a fair market value of C$2,000;
  accompanied by a declaration containing certain prescribed information; and
  submitted to the registered office of the Company at least three months before the anniversary of the Company’s last annual general meeting.
CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The contents and the sending of the Circular have been approved by the Board.

BY ORDER OF THE BOARD OF DIRECTORS THIS 24TH DAY OF MARCH, 2015.

/s/ Gregory A. Lang
Gregory A. Lang
President and Chief Executive Officer

TABLE OF CONTENTS

Any questions and requests for assistance may be directed to the
Proxy Solicitation Agent:

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www.kingsdaleshareholder.com

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